Exhibit 2.1

By and between

Jérôme Kalifa

Marc Lavielle

Pablo Lavielle

Oriana Lavielle

Kaelig Chatel

Jean-François Si Abdallah

Jonathan Chauvin

Géraldine Ayral

as Transferors

and

Simulations Plus Inc.

as Purchaser

SHARE PURCHASE AND CONTRIBUTION AGREEMENT

RELATING TO

LIXOFT

31 March 2020

TABLE OF CONTENTS

SECTION 1: PRELIMINARY PROVISIONS	21
Article 2. Provisional Consideration	21
2.1 Amount of the Provisional Consideration	21
2.2 Calculation of the Provisional Consideration	22
2.3 Calculation of the number of Sold Shares and Contributed Shares on Closing Date	22
SECTION 2: SALE AND PURCHASE OF THE SOLD SHARES	23
Article 3. SALE AND PURCHASE OF THE SOLD SHARES	23
3.1 Sale and purchase of the Sold Shares	23
3.2 Transfer	23
Article 4. PURCHASE PRICE OF THE SOLD SHARES	23
4.1 Purchase Price	23
4.2 Amount of the Provisional Purchase Price	24
4.3 Payment of the Provisional Purchase Price	24
4.4 Allocation of Cash Closing Payment	24
4.5 Drawing-up of the Closing Financial Statement in accordance with US GAAP	25
4.6 Purchase Price Adjustment	26
SECTION 3: CONTRIBUTION	27
Article 5. CONTRIBUTION OF the contributed SHARES	27
5.1 Contribution of the Contributed Shares	27
5.2 Transfer	28
Article 6. u.s. securities laws representations	28
6.1 Information about the Purchaser	28
6.2 Securities Law Matters	29
SECTION 4: COMMON PROVISIONS	30

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Article 7. EARN-OUT	30
7.1 Amount of the Earn Out	30
7.2 Payment of the Earn Out	32
Article 8. R&W HOLDBACK RELATED TO THE CASH PURCHASE PRICE	35
Article 9. Escrow RELATED TO THE NEW SLP SHARES	36
Article 10. Condition PRECEDENT	36
10.1 Condition Precedent	36
10.2 Fulfilment of the Condition Precedent	38
Article 11. COMPLETION	38
11.1 Date and location of Closing	38
11.2 Operations at Closing	39
Article 12. Management Between SIGNING DATE and CLOSING DATE	42
Article 13. Undertakings of the TRANSFERORS	45
Article 14. Representations and warranties of the Transferors	45
14.1 Capacity and Powers of the Transferors – Non-contravention	46
14.2 Incorporation – Existence of the Company	46
14.3 Share Capital and Shares	47
14.4 Share interest	47
14.5 Effect of the transfer of Shares subsequent to the Contribution and Sale of the Shares	47
14.6 FY2019 Financial Statement – Closing Financial Statement	48
14.7 Off-balance Sheet Commitments	49
14.8 Rights to Assets	50
14.9 Leased Property	50
14.10 Borrowing – Loans	50
14.11 Compliance with Laws – Authorizations	50
14.12 Agreements	51
14.13 Litigation	52
14.14 Insurance policies	52
14.15 Employees	52
14.16 Tax regulations	54
14.17 Intellectual property and software rights	56
14.18 Data Protection	60
14.19 Environmental Matters	60
14.20 Relations with the Transferors	60
14.21 Events having occurred since 1 January 2020	61

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Article 15. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	62
15.1 Capacity of the Purchaser	62
15.2 Capitalization	63
15.3 Valid Issuance of Shares	63
15.4 No Stockholder Vote	63
15.5 Tax matters	64
Article 16. PRICE REDUCTION	64
16.1 Principle	64
16.2 Net Loss	65
Article 17. Notification procedure and payment of the PRICE REDUCTION	66
17.1 Claim	66
17.2 Payment	68
17.3 De minimis, threshold and cap	70
17.4 Deadlines for Claims	71
17.5 Set-off Right	72
17.6 Transferors’ Representative	72
Article 18. General provisions	73
18.1 Confidentiality	73
18.2 Announcements	73
18.3 Cooperation	73
18.4 Entire Agreement	73
18.5 Waivers and amendments	73
18.6 Headings	73
18.7 No Hardship	73
18.8 Severability	74
18.9 Notifications and communications	74
18.10 Tax Matters	75
18.11 Costs	76
18.12 Exchange rate provisions	76
18.13 Termination	77
18.14 Governing Law and Disputes	77
18.15 Electronic execution	77

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SHARE PURCHASE AND CONTRIBUTION AGREEMENT

BETWEEN:

Jérôme Kalifa, a French citizen, born on *****, at *****and residing at *****,

1.	Marc Lavielle, a French citizen, born on *****, at ***** and residing at *****,

2.	Kaelig Chatel, a French citizen, born on *****, at *****and residing at *****,

3.	Jean-François Si Abdallah, a French citizen, born on *****, at *****and residing at *****,

4.	Jonathan Chauvin, a French citizen, born on *****, at *****and residing at *****,

5.	Géraldine Ayral, a French citizen, born on *****, at *****and residing at *****,

6.	Oriana Lavielle, a French citizen, born on *****, at *****and residing at *****, and

7.	Pablo Lavielle, a French citizen, born on *****, at *****and residing at *****.

Jérôme Kalifa, Marc Lavielle, Oriana Lavielle, Pablo Lavielle, Kaelig Chatel, Jean-François Si Abdallah, Jonathan Chauvin and Géraldine Ayral acting jointly but not jointly and severally (agissant conjointement mais non conjointement et solidairement) except as specifically indicated otherwise under the Agreement, are together referred to as the "Transferors", and individually as a "Transferor";

ON THE FIRST HAND,

AND

8.	Simulations Plus Inc., a corporation organized under the laws of the State of California, United-States, having its registered office at 42505 10th Street West, Lancaster, CA 93534, USA, registered under number C1787402, represented by Shawn O’Connor, duly empowered (the “Purchaser”);

(Simulations Plus Inc. hereinafter, the “Purchaser")

ON THE SECOND HAND,

AND

9.	Lixoft, a French société par actions simplifiée organized under the laws of France having its registered office at 8 rue de la Renaissance – Bâtiment D – 92160 Antony, registered with the registre du commerce et des sociétés of Nanterre under number 532 514 205 (the "Company" or “Lixoft”)

The parties (1) to (10) above are hereafter collectively referred to as the "Parties" and individually as a "Party".

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RECITALS

(A)	Lixoft is a French société par actions simplifiée organized under the laws of France having its registered office at 8 rue de la Renaissance – Bâtiment D – 92160 Antony, registered with the registre du commerce et des sociétés of Nanterre under number 532 514 205.

(B)	As at the date hereof, the share capital of the Company is composed of the Shares.

(C)	The Company has issued 1,775 BSPCEs, each entitling his holder to subscribe to one new Share.

(D)	Subject to the exercise of the BSPCEs, the Transferors shall own all the Sold Shares and Contributed Shares, allocated between them as set forth in Schedule A (Capitalization Table).

(E)	The Employees have been informed of the anticipated transfer of the Shares by the Transferors and have confirmed in writing that they do not intend to make an offer to buy the Shares.

(F)	The Transferors wish to transfer and the Purchaser wishes to acquire, 100% of the Shares, provided that this transfer shall be set up via (i) a contribution of the Contributed Shares and (ii) a sale of the Sold Shares to the Purchaser (the “Transaction”), under the terms and conditions set out in this agreement (the "Agreement").

*

*               *

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IT IS HEREBY AGREED AS FOLLOWS:

PRELIMINARY - DEFINITIONS

1.1.1	The capitalized terms used in this Agreement have the respective meanings set forth below or elsewhere in the Agreement:

“Adjustment Notice”	:	has the meaning assigned to it in Article 4.5.1.

“Adjustment Objection Notice”	:	has the meaning assigned to it in Article 4.5.2.

“Adjustment Resolution Period”	:	has the meaning assigned to it in Article 4.5.4.

“Adjustment Remaining Disputed Items”	:	has the meaning assigned to it in Article 4.5.5.

"Agreement"	:	means this present document and the Schedules hereto.

“Allocation”	:	has the meaning assigned to it in Article 4.4.2.

"Authorisations"	:	means all authorisations, licences, permits, certificates, approvals or other documents required to be in compliance with applicable laws and regulations.

"Assets"	:	has the meaning assigned to it in Article 14.8.1.

“Breakdown”	:	has the meaning assigned to it in Article 2.3.1.

“BSPCE”	:	means the ‘bons de souscription’ held by Jonathan Chauvin (1,000), Géraldine Ayral (150) and Jean-François Si Abdallah (625) to be exercised before Closing.

“Business”	:	means the business of the Company, i.e. the software development specialized in modelling and simulation software for advanced model-based drug development.

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“Business IP”	:	means all Intellectual Property Rights that have been used, are used or are capable of being used for the Business.

“Business IT”	:	means all IT systems (including all computer software) that have been used, are used or are capable of being used for the Business.

"Business Day"	:	means a day other than Saturday, Sunday, or a public holiday in France.

“Cash"	:	means cash and cash equivalents.

“Cash Closing Payment"	:	means the payment made by the Purchaser to the Sellers in accordance with Article 4.3.1.

“Cash Purchase Price”	:	means the Purchase Price payed in cash in consideration of the Sold Shares.

"Charge"	:	means any security over assets (sûreté réelle), guarantee (sûreté personnelle) (including any pledge (nantissement), charge (gage) or mortgage (hypothèque)), encumbrance (privilège), lien or any right restricting the full enjoyment, full ownership or transferability, or any other right or agreement having a similar effect (including option, pre-emption agreement, inalienability agreement, tag-along right (droit de suite), drag-along right (droit de cession forcée), preferential agreement (pacte de préférence), escrow agreement or reservation of title).

"Claim"	:	has the meaning assigned to it in Article 17.1.1.

"Closing"	:	means the completion of the transfer and purchase of the Shares in accordance with Article 11.1.1.

"Closing Date"	:	means the date of completion of the transfer and purchase of the Shares in accordance with Article 11.1.1.

"Closing Date Cash"	:	means the amount of Cash of the Company at the Closing Date.

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"Closing Date Indebtedness"	:	means the amount of Indebtedness of the Company at the Closing Date.

"Closing Date Working Capital"	:	means the amount of Working Capital of the Company at the Closing Date.

"Closing Financial Statement"	:	means the balance sheet (bilan) of the Company as at the Closing Date together with the related profit and loss accounts (comptes de résultat) for the 12-month period immediately preceding the Closing Date, and the appendices (annexes), as determined in accordance with US GAAP.

“Company”	:	has the meaning assigned to it in the Recitals.

Company’s Software Solutions	:	means the software solutions and developments marketed, offered for sale and/or licensed by the Company in the course of its Business (including in-house developments and the MONOLIX solution).

"Condition Precedent"	:	has the meaning assigned to it in Article 10.1.1.

“Contribution”	:	has the meaning assigned to it in Article 5.2.1.

“Contributed Shares”	:	means, with respect to each Contributor, the number of Shares contributed by the Contributor, to be calculated immediately prior to Closing in accordance with Article 2.3.

“Contributed Shares Earn Out”	:	has the meaning assigned to it in Article 7.2.1.

“Contributed Shares Earn Out Y1 Shares”	:	has the meaning assigned to it in Article 7.2.1.

“Contributed Shares Earn Out Y2 Shares”	:	has the meaning assigned to it in Article 7.2.1.

“Contributors”	:	means the shareholders of the Company at the Closing Date who transfer their Contributed Shares at the Closing.

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“Control" / "Controlled”	:	when used with respect to an Entity, means "contrôle" as defined in article L. 233-3 I of the French Code de commerce.

“Core Warranties”	:

means the Representations and Warranties set forth in

a)     Article 14.1 (Capacity and Powers of the Transferors – Non-contravention)

b)    14.2.1 (Incorporation – Existence of the Company); and

c)     Article 14.3 (Share Capital and Shares).

“Defendant”	:	has the meaning assigned to it in Article 17.1.3.

“Earn Out”	:	has the meaning assigned to it in Article 7.

“Earn-Out Amount”	:	has the meaning assigned to it in Article 7.2.

“Earn Out Notice”	:	has the meaning assigned to it in Article 7.1.5.

“Earn Out New SLP Shares”	:	means the Shares issued in consideration of the Earn Out Payments related to the Sold Shares and the Contributed Shares.

“Earn Out Objection Notice”	:	has the meaning assigned to it in Article 7.1.7.

“Earn Out Payments”	:	means collectively the Sold Shares Earn Out Payments and the Contributed Shares Earn Out Payments related to the Contribution.

“Earn-Out Remaining Disputed Items”	:	has the meaning assigned to in Article 7.1.10.

“Earn Out Resolution Period”	:	has the meaning assigned to it in Article 7.1.9.

"Employees"	:	means the employees of the Company as at the Closing Date.

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"Entity"	:	means any company (including any limited liability company or joint stock company), corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, estate, trust, economic interest group, firm or other enterprise, association, organization or entity.

"Environmental Laws"	:	means all applicable treaties, directives, laws, decrees, regulations, instructions, orders, circulars, codes, usual customs and practices as well as orders, injunctions and recommendations of the competent authorities, concerning environmental protection (and in particular protection of air, water, soil and sub-soil, hygiene and public health, noise or protection of properties and individual safety).

“Escrow Agent”	:	means Western Alliance Bank.

“Escrow Agreement”	:	means the escrow agreement entered into at the latest on the Closing Date among Purchaser, the Transferors’ Representative, and Western Alliance Bank, as escrow agent, in the form set out in Schedule 9.1 (Escrow Agreement).

“Escrowed New SLP Shares”	:	has the meaning assigned to it in Article 9.1.

“Escrow Release Date”	:	has the meaning assigned to it in Article 9.1.

“Estimated Closing Financial Statement”	:	has the meaning assigned to it in Article 2.2.

"French GAAP Accounting Principles"	:	means, with respect to preparation of the financial statement of the Company, the accounting laws and principles generally accepted in France (règles et méthodes comptables) as determined by the Autorité des Normes Comptables, applied on a consistent basis by the Company in preparing its statutory accounts (French GAAP).

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“FY2019 Financial Statement”	:	means the balance sheet (bilan) of the Company as at 31 December 2019, together with the related profit and loss accounts (comptes de résultat) and the appendices (annexes) thereto and prepared in accordance with the French GAAP Accounting Principles and certified by GMBA Essonne Walter Allinial, a copy of which is set forth on Schedule B (FY2019 Financial Statement).

“GDPR”	:	means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC.

“Governmental Authority”	:	means any (a) domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission or authority or (b) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, social security or taxing authority or power of any nature.

"Guaranty"	:	has the meaning assigned to it in Article 16.1.1.

“Identified Issues”	:	means the issues identified by the Purchaser set forth in Schedule C (Identified Issues).

"Indebtedness”	:	means with respect to any person or entity at any date, without duplication: (a) all obligations of such person or entity for borrowed money or in respect of loans or advances; (b) all obligations of such person or entity evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such person or entity that are not characterized as short term liabilities under US GAAP; (d) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such person or entity; (e) all capitalized lease liabilities of such person or entity; (f) all interest rate protection agreements of such person or entity (valued on a market quotation basis); (g) all obligations of such person or entity secured by a contractual lien; (h) all guarantees of such person or entity in connection with any of the foregoing; (i) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such person or entity is liable, contingently or otherwise, as obligor or otherwise; (j) all earn-out obligations of such person or entity; and (k) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

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"Independent Accountant"	:	has the meaning assigned to it in Article 4.5.5 and Article 7.1.10.

“INRIA”	:	means the National Research Institute for Digital Science and Technology (Institut National de Recherche en Sciences et Technologies du Numérique).

“Innovation Aid Agreements”	:	means the innovation aid agreement entered into between Bpifrance Financement and Lixoft n° DOS0085947/00 & n°DOS0085950/00 dated March 14, 2019 and the innovation aid agreement entered into between Bpifrance Financement and Lixoft n° DOS0085949/00 & n°DOS0085948/00 dated March 14, 2019.

“IMI”	:	means the Innovative Medicine Initiative, potential grantor under grant agreement entered into between Innovative Medicines Initiative 2 Joint Undertaking and 46 entities.

Intellectual Property	:

means the embodiment of Intellectual Property Rights, including, but not limited to:

(a) software developments (including data and related documentation), database, software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, programmer’s notes, database schema, design documents, flow-charts, user manuals and training materials relating thereto and any translations, compilations, arrangements, adaptations, and derivative works thereof;

(b) copyrightable works of authorship (including without limitation all website contents, advertising and marketing materials);

(c) prototypes, tools and related designs;

(d) artwork and designs for logos; and

(e) know-how and confidential information.

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"Intellectual Property Rights"	:

means any of the following in any jurisdiction throughout the world:

(a) copyrights, database and design rights, authorship rights and neighboring rights;

(b) patents, including all reissues, reexaminations and extensions thereof;

(c) trademark rights, trade dress rights, trade names, corporate names, service marks, domain names, and other source identifiers (including the goodwill connected with the use of and symbolized by the foregoing),

(d) applications for registration or recordation, and rights to apply for registration, of any of the foregoing rights, including all provisional, and continuations in part thereof, and all registrations issuing therefrom, and all reversions, extensions and renewals thereof;

(e) rights under trade secret laws;

(f) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world, whether registered or unregistered, including the benefit of all applications, renewals and extensions, derivative products, and rights relating to the foregoing, existing in any part of the world;

(g) all causes of action (resulting from past, current and future infringement of any of the foregoing) and damages and remedies relating to any and all of the foregoing rights.

“Knowledge of Transferors”	:	means where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Transferors it shall be deemed to refer to the actual knowledge of Transferors and the knowledge which Transferors should reasonably have had if they had conducted a reasonable inquiry into the relevant subject matter under representation or warranty contained in the Agreement, it being specified that should one Transferor had actual or should be deemed to have knowledge, all Transferors shall be deemed to have knowledge.

“Key People”	:	means Mr. Jérôme Kalifa, Mr. Jonathan Chauvin and Mr. Marc Lavielle.

“Labour Identified Issues”	:	means any non-compliance with working time regulations regarding executives in “forfait-jours” as set forth in Schedule D (Specific Identified Issues).

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"Laws"	:	means all applicable treaties, directives, laws, decrees (“décrets”), regulations, instructions, orders (“arrêtés"), circulars, codes and usual customs and practices, including Environmental Laws, as well as applicable decisions, orders, injunctions, instructions and recommendations of competent authorities.

"Lease"	:	means the lease entered into on 1st December 2015 between the Company, as lessee, and Garcina, as lessor.

"Leased Property"	:	means the property and property rights including lands, buildings, fixtures and fittings let to the Company pursuant to the Lease.

“Lixoft”	:	has the meaning assigned to it in the Recitals.

“Lixoft Forecast”	:	has the meaning assigned to it in Article 7.1.3.

“Lixoft US GAAP License Revenue”	:	has the meaning assigned to it in Article 7.1.1.

"Loss"	:	has the meaning assigned to in Article 16.1.1.

“Material Adverse Change”	:

means a change, event, development or circumstance (or series or combination thereof), which first occurs or arises at any time after the date hereof and before the Closing Date and cannot be cured prior to the Closing Date, and has or is likely to have (individually or in the aggregate) a material adverse impact on:

When provided for the Purchaser:

(i)	the Business, Assets, liabilities, financial condition or results of operation, of the Company;

(ii)	the ability of the Company or the Sellers to perform on a timely basis any material obligation under this Agreement or to consummate the Transaction contemplated hereby.

When provided for the Transferors:

(i)	the business, assets, liabilities, financial condition or results of operation, of the Purchaser; or

(ii)	the ability of the Purchaser to perform on a timely basis any material obligation under this Agreement or to consummate the Transaction contemplated hereby.

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“New SLP Shares”	:	has the meaning assigned to it in Article 5.2.1.

“Material Agreement"	:	means any agreement generating more than $50,000 over any financial year.

“Owned Intellectual Property Rights”	:	has the meaning assigned to it in Article 14.17.1.

"Parties"	:	means, collectively, the Transferors, the Company and the Purchaser, and "Party" means either of the aforesaid, as may be applicable.

“Payment Request”	:	has the meaning assigned to in Article 17.2.4.

“Performance Thresholds”	:	has the meaning assigned to it in Article 7.1.1.

“Positive Purchase Price Adjustment”	:	has the meaning assigned to in Article 4.6.2.

"Price Reduction"	:	has the meaning assigned to it in Article 16.2.

"Provisional Consideration”	:	has the meaning assigned to it in Article 2.1.

"Provisional Consideration Per Share”	:	has the meaning assigned to it in Article 2.3.1(a).

"Provisional Purchase Price"	:	has the meaning assigned to it in Article 2.1.

"Purchase Price"	:	has the meaning assigned to it in Article 4.1.

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“Purchase Price Adjustment”	:	has the meaning assigned to it in Article 4.6.1.

"Purchaser"	:	means Simulations Plus Inc.

“Purchaser Stock”	:	means unregistered and restricted shares of common stock of the Purchaser.

"Representations and Warranties"	:	has the meaning assigned to it in Article 14.

“R&W Cash Holdback Amount”	:	has the meaning assigned to it in Article 8.1.

“R&W Cash Holdback Release Date”	:	has the meaning assigned to it in Article 8.1.

“R&W Release Date”	:	means the R&W Cash Holdback Release Date and the Escrow Release Date.

"Schedule"	:	means a given Schedule to this Agreement; and "Schedules" means all and every Schedule hereto.

"Sellers"	:	means the shareholders of the Company at the Closing Date who transfer their Sold Shares at the Closing.

“SEC Documents”	:	has the meaning assigned to it in Article 6.1.

“Securities Act”	:	Means the U.S. Securities Act of 1933, as amended.

"Shares"	:	means the 12,950 shares representing the share capital of the Company on Closing Date as set out in Schedule A (Capitalization Table), together the Sold Shares and the Contributed Shares.

"Signing Date"	:	means the date of execution of this Agreement.

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“Shareholders’ Agreements”	:	means the shareholders’ agreements entered into between, M. Kaelig Chatel, M. Jérôme Kalifa, Mr. Marc Lavielle (Mr. Eric Blaudez and Mr. Hector Mesa are not shareholders anymore) and the holders of BSPCEs i.e. Mr. Jean-François Si Abdallah (dated 19 April 2012), Mr. Jonathan Chauvin (dated 20 April 2018) and Mr. Géraldine Ayral (dated 20 April 2018).

“Sold Shares”	:	means, with respect to each Seller, the number of Shares to be calculated prior to Closing Date in accordance with Article 2.3.1.

“Sold Shares Earn Out”	:	has the meaning assigned to it in Article 7.2.2.

“Sold Shares Earn-Out Contribution Y1 Shares”	:	has the meaning assigned to it in Article 7.2.2.

“Sold Shares Earn-Out Contribution Y2 Shares”	:	has the meaning assigned to it in Article 7.2.2.

“Specific Identified Issues”	:	means together the Tax Identified Issues and the Labour Identified Issues.

“Stock Consideration”	:	has the meaning assigned to in Article 5.2.1.

"Target Working Capital"	:	means an amount of Working Capital at the Closing Date expressed in US GAAP of an amount equal to three hundred and seventy thousand ($370,000.00) US dollars, of which at least one hundred and fifty thousand ($150,000.00) US dollars should be in cash,

"Tax", "Taxes" or "Taxation"	:	means all federal, state, local or foreign direct or indirect taxes, impositions, debits, contributions or charges of any kind whatsoever including but not limited to taxes on income or profits withholding taxes, estimated taxes, property taxes, value added taxes, ad valorem taxes, stamp or registration duties, fiscal, customs and excise levies and duties, sales and use taxes, monopoly or competition taxes or employment and payrolls taxes and charges including social contributions for which the Company is liable under all regulations applicable to it and generally all taxes and deductions based on all or part of any remuneration, including, with respect to all of the foregoing taxes, any and all interest, fines, penalties, and other charges relating to it.

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“Tax Identified Issues”	:	means any tax reassessment relating to the withholding tax applied by non-French tax authorities on the licensing fees received by Lixoft from foreign clients as set forth in Schedule D (Specific Identified Issues), including any and all interest, fines, penalties, and other charges relating to it.

"Tax Regulations"	:	means the legislation applying to all Taxes referred to above.

“Tax Return”	:	means any return, declaration, disclosure, election, schedule, estimate, report, statement, notice, computation, claim for refund or credit, or information return or other document filed or to be filed relating to Taxes, including (i) any schedule or attachment thereto, (ii) any amendment thereof, and (iii) all other material information required to be supplied.

“Terminating Breach”	:	has the meaning assigned to in Article 18.13.1.

“Total Stock Consideration”	:	means the Stock Consideration and the Earn Out New SLP Shares.

“Transaction”	:	has the meaning assigned to it in the Recitals.

“Transaction Expenses”	:	means, to the extent (i) not paid prior or at Closing and (ii) they are borne by the Company the aggregate amount of all fees and expenses incurred by the Transferors at any time, or the Company prior to the Closing, regardless of when payable (including the fees and expenses of any legal counsel, accountant, auditor, broker, financial advisor or consultant retained on behalf of any Transferor or the Company), arising from, relating to or in connection with this Agreement or the Transaction, including fees of the Escrow Agent.

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“Transferors”	:	means Parties 1 to 8 both as Sellers and Contributors.

"Transferors’ Connected Person”	:	means (i) the spouse, partner, parents and children of the Transferors and (ii) any Entity controlled directly or indirectly by the Transferors and their directors, officers, employees, agents, representatives or advisers.

“Transferors’ Representative”	:	has the meaning assigned to it in Article 17.6.

“US GAAP”	:	means accounting principles generally accepted in the United States as consistently applied.

“URSSAF”		means the Union for the Collection of Social Security Contributions and Family Allowances (Union de recouvrement des cotisations de sécurité sociale et d'allocations familiales).

“VWAP30”		means the volume-weighted average price of Purchaser Stock on the NASDAQ Stock Market as reported by Bloomberg for the thirty (30) consecutive trading day period ending two trading days prior to the relevant issuance of New SLP Shares (due to the fact Purchaser’s stock is publicly-traded and currently subject to market volatility).

“Working Capital”	:	means the difference between: (a) the sum of the Company’s tangible current assets determined under US GAAP (excluding the amount under Article 2.1(b)); and (b) the sum of the Company’s current liabilities determined under US GAAP, in each case of clauses (a) and (b), consistent and prepared in accordance with the calculations set forth on Schedule E (Working Capital).

“Year 1”	:	has the meaning assigned to it in Article 7.1.1a).

“Year 2”	:	has the meaning assigned to it in Article 7.1.1b).

1.1.2	The headings of Articles in the Agreement are provided for information and convenience only and will not affect its construction or interpretation.

1.1.3	Pursuant to the Agreement, unless the context otherwise requires, any reference to a document refers to such document as it may have been amended, completed or replaced by another by way of novation.

1.1.4	The Parties agree that the Agreement prevails over all prior agreements reached between them.

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SECTION 1: PRELIMINARY PROVISIONS

Article 2.	Provisional Consideration

2.1	Amount of the Provisional Consideration

The provisional consideration (the “Provisional Consideration”) for the Sold Shares (the "Provisional Purchase Price") and the Contributed Shares (the "Provisional Contribution Consideration") shall be an amount equal to:

(a)	a fixed amount of 11,000,000.00 US dollars:

(b)	increased by:

-	the amount by which the Closing Date Cash (in the Estimated Closing Financial Statement) exceeds an amount of 150,000.00 US dollars;

(c)	reduced by:

-	the amount of the Closing Date Indebtedness (in the Estimated Closing Financial Statement), and

-	the amount of the Transaction Expenses (in the Estimated Closing Financial Statement);

(d)	adjusted as follows:

in the event that the Closing Date Working Capital (in the Estimated Closing Financial Statement) differs from the Target Working Capital, the Provisional Consideration shall be adjusted by the amount of such difference as follows:

(i)	if the Closing Date Working Capital (in the Estimated Closing Financial Statement) is less than the Target Working Capital, the Provisional Consideration shall be decreased by the amount by which the Target Working Capital exceeds the Closing Date Working Capital (in the Estimated Closing Financial Statement);

(ii)	if the Closing Date Working Capital (in the Estimated Closing Financial Statement) exceeds the Target Working Capital, the Provisional Consideration shall be increased by the amount by which the Closing Date Working Capital exceeds the Target Working Capital.

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2.2	Calculation of the Provisional Consideration

No later than three (3) Business Days prior to Closing Date, the Transferors’ Representative shall provide to Purchaser the exact amount of the Provisional Consideration with an estimated Closing Financial Statement (the “Estimated Closing Financial Statement”), together with a written statement setting forth in reasonable detail its determination of the Company’s current assets and its current liabilities as of Closing Date and an estimate of the Closing Date Working Capital, the Closing Date Cash, the Closing Date Indebtedness and Transaction Expenses.

2.3	Calculation of the number of Sold Shares and Contributed Shares on Closing Date

2.3.1	The Provisional Consideration will then be allocated between a number of Sold Shares and Contributed Shares calculated as follows:

(a)	a number of Contributed Shares issued on a basis of a fixed amount of 3,666,666.67 US dollars (the “Contributed Shares Valuation”) resulting of the following:

Number of Contributed Shares =

[Contributed Shares Valuation / (divided by) Provisional Consideration Per Share]

Where the provisional consideration per share (the “Provisional Consideration Per Share”) is equal to:

[Provisional Consideration / (divided by) Number of Shares (12,950)]

The number of Contributed Shares shall be rounded down to the nearest round figure to avoid any fractional shares.

(b)	a number of Sold Shares equal to:

Number of Sold Shares = [Number of Shares (12,950)] – (minus) [Number of Contributed Shares]

The Transferors’ Representative shall provide to Purchaser the repartition between Sold Shares and Contributed Shares (the “Breakdown”) simultaneously with the exact amount of the Provisional Consideration and the Estimated Closing Financial Statement.

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SECTION 2: SALE AND PURCHASE OF THE SOLD SHARES

Article 3.	SALE AND PURCHASE OF THE SOLD SHARES

3.1	Sale and purchase of the Sold Shares

3.1.1	Upon the terms and conditions set forth in this Agreement, the Sellers agree to sell and transfer to the Purchaser, and the Purchaser agrees to purchase and receive from the Sellers the Sold Shares.

3.1.2	On Signing Date and on Closing Date, all the Sold Shares are and have to be free and clear from any Charges.

3.1.3	The Purchaser accepts to buy the Sold Shares in consideration of the representations and warranties set forth in Article 14 (Representations & Warranties of the Transferors) hereinafter, without which the Purchaser would not have agreed to purchase the Sold Shares.

The Sellers accept to sell the Sold Shares in consideration of the representations and warranties set forth in Article 15 (Representations & Warranties of the Purchaser) hereinafter, without which the Sellers would not have agreed to sell the Sold Shares.

3.2	Transfer

3.2.1	The transfer of ownership of the Sold Shares shall occur on Closing Date, subject to (i) the fulfilment of the Condition Precedent set forth in Article 10 (Condition Precedent) and (ii) the operations set forth in Article 11 (Completion) and (iii) the definitive completion of the Contribution of Contributed Shares. The Purchaser shall be subrogated in all the rights attached to the Sold Shares as from Closing Date.

3.2.2	Condition Precedent shall be fulfilled on 1st April 2020 at the latest. If the Condition Precedent has not been fulfilled within the prescribed deadline, the Agreement shall automatically become null and void, without any indemnity for either Party, unless Purchaser and Transferors’ Representative agree otherwise.

Article 4.	PURCHASE PRICE OF THE SOLD SHARES

4.1	Purchase Price

Subject to the terms of this Agreement, the aggregate consideration to be paid by the Purchaser to the Sellers for the sale of the Sold Shares shall be equal to the sum of:

(i)	the Provisional Purchase Price,

minus

(ii)	the Purchase Price Adjustment (if any), in accordance with Article 4.6 (Purchase Price Adjustment)

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plus

(iii)	the Sold Shares Earn Out (in the event of any potential Earn-Out Payments), determined in accordance with Article 7.2.2;

(the “Purchase Price”)

4.2	Amount of the Provisional Purchase Price

Provisional Purchase Price shall be an amount equal to the following formula:

[Provisional Consideration Per Share* (multiplied by) number of Sold Shares (as calculated above)]

4.3	Payment of the Provisional Purchase Price

4.3.1	On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall pay to the Sellers the Provisional Purchase Price at Closing as follows:

(a)	an aggregate amount of 1,333,333.33 US dollars shall be retained as R&W Cash Holdback and released at the R&W Cash Holdback Release Date, subject to any deductions for the Purchase Price Adjustment and for any Claim in accordance with Article 16 (Price Reduction).

(b)	the balance of the Provisional Purchase Price (the "Cash Closing Payment ") shall be paid in cash by wire transfer in immediately available funds to the account or accounts, the references of which shall be designated in writing by the Transferors’ Representative at least five (5) Business Days prior to the Closing Date;

4.4	Allocation of Cash Closing Payment

4.4.1	Any payment made by the Purchaser to the Transferors’ Representative in accordance with the Articles 4.2 (Amount of the Provisional Purchase Price) and 4.3 (Payment of the Provisional Purchase Price) shall be allocated by the Transferors’ Representative, as administrative agent, between the Sellers, on behalf of the Sellers.

4.4.2	Any payment made in accordance with Articles 4.2 (Amount of the Provisional Purchase Price) and 4.3 (Payment of the Provisional Purchase Price) shall be allocated in the proportions and in the amounts calculated in accordance with the Breakdown, being specified that the allocation of any payments related to the Sold Shares (including the Sold Shares Earn-Out) will be made on a prorata basis according to the Breakdown and the ratio between New SLP Shares and cash will be identical between the Sellers, to which the Sellers irrevocably consent without any recourse against the Purchaser (the “Allocation”).

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4.5	Drawing-up of the Closing Financial Statement in accordance with US GAAP

4.5.1	As soon as practicable but no later than ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Transferors’ Representative, the Closing Financial Statement in accordance with US GAAP together with its computation of the Closing Date Cash, the Closing Date Indebtedness (if any), Transaction Expenses (if any) and the Closing Date Working Capital and the resulting Purchase Price Adjustment, together with reasonably detailed supporting documents as the Purchaser may have to support such calculations (the “Adjustment Notice”).

4.5.2	If the Sellers disagree with the Closing Financial Statement delivered by Purchaser together with its computation of the Closing Date Cash, the Closing Date Indebtedness (if any), Transaction Expenses (if any) and the Closing Date Working Capital and the resulting Purchase Price Adjustment, the Transferors’ Representative must deliver an objection notice (the “Adjustment Objection Notice”) as soon as practicable and no later than sixty (60) days starting on the day of the Transferors’ Representative receipt of the Adjustment Notice, specifying in detail the reason for such disagreement and the adjustments which, in the Transferors’ Representative’s opinion, should be made to the Adjustment Notice in order for it to comply with the requirements of this Agreement. The determination of the Closing Financial Statement together with its computation of the Closing Indebtedness (if any), Transaction Expenses (if any) and the Closing Date Working Capital and the resulting Purchase Price Adjustment based on the Adjustment Objection Notice will be made pursuant to Article 4.5.

4.5.3	If the Transferors’ Representative does not timely and duly deliver an Adjustment Objection Notice, the Sellers will be deemed to have accepted the Closing Financial Statement together with Purchaser’s computation of the Closing Indebtedness (if any), Transaction Expenses (if any) and the Closing Date Working Capital and the resulting Purchase Price Adjustment set forth in the Adjustment Notice which will be final and binding on both the Purchaser and the Sellers.

4.5.4	If the Transferors’ Representative delivers an Adjustment Objection Notice in accordance with Article 4.5.2, the Purchaser and the Transferors’ Representative will, within forty-five (45) days following the receipt of the Adjustment Objection Notice by the Purchaser (the "Adjustment Resolution Period") attempt to agree upon the items in dispute in the Adjustment Objection Notice and any such written agreement by them as to any such items will be final and binding on the Purchaser and the Transferors.

4.5.5	If at the conclusion of the Adjustment Resolution Period there remain items in dispute (the "Adjustment Remaining Disputed Items"), then the Adjustment Remaining Disputed Items may be submitted by either Party to a mutually agreed upon reputable and independent international accounting firm acting pursuant to the provision of Article 1592 of the French Civil Code (code civil) (the "Independent Accountant").

4.5.6	Should the Parties not reach an agreement on the name of the Independent Accountant to be appointed, within seven (7) Business Days after the expiration of the Adjustment Resolution Period, either Party may request the President of the Paris Commercial Court (Tribunal de commerce) acting en la forme des référés to appoint a reputable international accounting firm to act as Independent Accountant, as defined above. In the event that neither party has requested the President of the Paris Commercial Court (Tribunal de commerce) to appoint an Independent Accountant within fourteen (14) Business Days after the expiration of the Adjustment Resolution Period, then the Adjustment Notice will be final and binding on both the Purchaser and the Sellers.

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4.5.7	For the avoidance of doubt, the Parties agree that the Independent Accountant will not be entitled to construe or interpret this Agreement, and will, based solely on presentations made by the Transferors’ Representative and the Purchaser, or on their respective behalf, determine only the Adjustment Remaining Disputed Items with respect to the Adjustment Objection Notice. The procedure involving the Independent Accountant will be held in Paris and the language of procedure involving the Independent Accountant will be English.

4.5.8	The Independent Accountant’s determination will be made within forty-five (45) days of the submission by either Party to the Independent Accountant, will be set out in a written statement delivered to the Transferors’ Representative and the Purchaser and will be final and binding on the Parties, except in the case of fraud or manifest error. Before its final determination, the Independent Accountant will deliver to the Parties its provisional determination and collect their comments and observations.

4.5.9	The costs and fees of the Independent Accountant shall be borne by the Party with the furthest resulting amount of Purchase Price Adjustment compared to the Independent Accountant’s Purchase Price Adjustment calculation.

4.6	Purchase Price Adjustment

4.6.1	The purchase price adjustment is the difference between (i) the cumulated amounts calculated in accordance with Article 2.1(b) through Article 2.1(d) hereinabove with reference to the Estimated Closing Financial Statement and (ii) the cumulated amounts calculated in accordance with Article 2.1(b) through Article 2.1(d) hereinabove with reference to the Closing Financial Statement (the “Purchase Price Adjustment”).

4.6.2	Adjustment threshold

a)	If the Purchase Price Adjustment calculated in accordance with Article 2.1(b) through Article 2.1(d) hereinabove with reference to the Closing Financial Statement is positive and higher than or equal to 50,000 US dollars (the “Positive Purchase Price Adjustment”), the Purchase Price Adjustment shall be applicable and therefore due by the Transferors.

b)	If the Purchase Price Adjustment calculated in accordance with Article 2.1(b) through Article 2.1(d) hereinabove with reference to the Closing Financial Statement is positive and lower than 50,000 US dollars, no Purchase Price Adjustment shall be applicable and therefore due by the Transferors.

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c)	If the Purchase Price Adjustment calculated in accordance with Article 2.1(b) through Article 2.1(d) hereinabove with reference to the Closing Financial Statement is negative and with an absolute value higher than or equal to 50,000 US dollars (the “Negative Purchase Price Adjustment”), no Purchase Price Adjustment shall be applicable and therefore due by the Purchaser. However, the Negative Purchase Price Adjustment in excess of $50,000 will be deducted from the amount of any potential Price Reduction as specified under Article 16.2(iii).

d)	If the Purchase Price Adjustment calculated in accordance with Article 2.1(b) through Article 2.1(d) hereinabove with reference to the Closing Financial Statement is negative and lower than 50,000 US dollars, no Purchase Price Adjustment shall be applicable and therefore due by the Purchaser.

e)	Any amount payable under any Positive Purchase Price Adjustment in accordance with Article 4.6.2(a) shall be paid in cash only before December 31, 2022.

SECTION 3: CONTRIBUTION

Article 5.	CONTRIBUTION OF the contributed SHARES

5.1	Contribution of the Contributed Shares

5.1.1	The Contributors wish to contribute the Contributed Shares to the Purchaser on the terms set forth in this Agreement.

5.1.2	On Signing Date and on Closing Date, all the Contributed Shares are and have to be free and clear from any Charges.

5.1.3	The Purchaser accepts to remunerate the Contributed Shares in consideration of the representations and warranties set forth in Article 14 (Representations & Warranties of the Transferors) hereinafter, without which the Purchaser would not have agreed to receive the Contributed Shares.

5.1.4	The Transferors accept to transfer the Contributed Shares in consideration of the representations and warranties set forth in Article 15 (Representations & Warranties of the Purchaser) hereinafter, without which the Transferors would not have agreed to transfer the Contributed Shares.

5.1.5	The provisions related to the Allocation for the Sold Shares will apply mutatis mutandis to the Contributors regarding the Contributed Shares and its related potential Contributed Shares Earn-Out.

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5.2	Transfer

5.2.1	The Contributed Shares shall be contributed to the Purchaser in exchange for the issuance by the Purchaser of up to the number of shares of Purchaser Stock (the “New SLP Shares”) equal to $ 3,666,666.67 (the “Stock Consideration”) divided by the VWAP30 (the “Contribution”), rounded down to the nearest round figure to avoid any fractional shares, the Transferors being entitled to receive a cash payment in substitution of such fractional shares (such payment being rounded down to the nearest dollar). Certificates of the New SLP Shares dated on Closing Date shall be delivered by the Purchaser to the Contributors within five (5) Business Days from the Closing Date. No cash compensation of any kind shall be paid to the Transferors in relation to the Contributed Shares, other than to satisfy payment for the rounding down fractional shares per Transferor in accordance with Schedule A (Capitalization table).

The transfer of ownership of the Contributed Shares and the irrevocable issuance of the New SLP Shares, including the Escrowed New SLP Shares shall occur simultaneously on Closing Date, subject to (i) the fulfilment of the Condition Precedent set forth in Article 10 (Condition Precedent) and (ii) the operations set forth in Article 11 (Completion). The Purchaser shall be subrogated in all the rights attached to the Contributed Shares as from Closing Date. Each Transferor shall become the record and beneficial owner of such Transferor’s allocation of the New SLP Shares, including the Escrowed New SLP Shares, effective as from the Closing on the Closing Date.

5.2.2	Condition Precedent shall be fulfilled on 1st April 2020 at the latest. If the Condition Precedent has not been fulfilled within the prescribed deadline, the Agreement shall automatically become null and void, without any indemnity for either Party, unless Purchaser and Transferors’ Representative agree otherwise.

Article 6.	u.s. securities laws representations

6.1	Information about the Purchaser

a)	The Contributors have received and examined (and, if Contributors have so requested, Contributors’ attorneys, accountants and/or other investment advisors have received and examined) all information, including financial statements, of or concerning Purchaser which the Contributors consider (and, if appropriate, such attorneys, accountants and/or other investment advisors consider) necessary to making an informed decision regarding an investment in Purchaser Stock. In addition, the Contributors and, if the Contributors so requested, Contributors’ attorneys, accountants and/or other investment advisors have had the opportunity to ask questions of, and receive answers from, the officers and agents of Purchaser and to obtain such information, to the extent such persons possessed the same or could acquire it without unreasonable effort or expense, as the Contributors or they deemed necessary to verify the accuracy of the information referred to herein.

b)	The Contributors have reviewed all reports, definitive proxy materials and registration statements for all periods ending on or prior to the date hereof, including without limitation the Purchaser’s Annual Report on Form 10-K filed with the SEC on November 13, 2019, and the Purchaser’s Definitive Proxy Statement on schedule 14A filed with the SEC on December 30, 2019, as well as all of the Purchaser’s periodic reports filed with the SEC since November 13, 2019 (all of the foregoing being collectively referred to as the “SEC Documents”) and have acquired sufficient information about Purchaser to reach an informed and knowledgeable decision to acquire shares of Purchaser Stock hereunder.

The Contributors have relied solely on Contributors’ own diligence with regards to Purchaser, Purchaser Stock and the SEC Documents in making Contributors’ decision to acquire Purchaser Stock hereunder and, except for the representations and warranties of Purchaser set forth in this Agreement, the Contributors have not relied on any statements or other information of or from Purchaser in connection therewith.

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6.2	Securities Law Matters

In order to document compliance with applicable securities Law requirements in respect of the issuance of Purchaser Stock hereunder, each Contributor:

a)	confirms that he or she will acquire Purchaser Stock hereunder for his or her own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in contravention of applicable Law, in whole or in part, and no other person or entity has or will have a direct or indirect beneficial interest in Purchaser Stock hereunder. Any resale, transfer, or pledge of the Purchaser Stock during the “distribution compliance period” as defined in Rule 902(f) to Regulation S shall only be made in compliance with exemptions from registration afforded by Regulation S, the Securities Act, and this Agreement. Further, any such sale, transfer, or pledge of the Purchaser Stock in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction. The undersigned will not offer to sell, transfer, or pledge, or sell, transfer, or pledge the Purchaser Stock in any jurisdiction unless the undersigned obtains all required consents, if any;

b)	understands that the offering and issuance of Purchaser Stock hereunder may be intended to be a transaction by an issuer not involving any public offering exempt from registration under the Securities Act, by virtue of Section 4(a)(2) of the Securities Act and the rules and regulations (including Regulation D) of the Securities and Exchange Commission (“SEC”) thereunder and or Regulation S;

c)	represents that he or she is either (i) an “Accredited Investor” as such term is defined in Rule 501 under the Securities Act, or (ii) (A) certifies that Contributor is not a “U.S. person” within the meaning of SEC Rule 902 of Regulation S, as presently in effect, and that Contributor is not acquiring the Purchaser Stock for the account or benefit of any such U.S. person, (B) at the time of the origination of contract concerning this Agreement, and the date of the execution and delivery of this Agreement, Contributor was outside of the United States, (C) Contributor agrees to resell the Purchaser Stock only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Purchaser Stock unless in compliance with the Securities Act, (D) Contributor, nor any person acting on Contributor’s behalf, has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Purchaser Stock, and Contributor, and any person acting on Contributor’s behalf, have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act, (E) the transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act, (F) Contributor, nor any person acting on Contributor’s behalf, has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Purchaser Stock, (G) Contributor agrees not to cause any advertisement of the Purchaser Stock to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Purchaser Stock, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws, (H) Contributor agrees that any certificates for any Purchaser Stock issued to such Contributor and/or any Notice of Issuance of Stock shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving such Purchaser Stock may not be conducted unless in compliance with the Securities Act, and (I) Contributor agrees that Purchaser is hereby required to refuse to register any transfer of any Purchaser Stock issued to such Contributor not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration;

d)	understands and acknowledges that there are substantial risks of loss of investment involved in an investment in Purchaser Stock, and that the investment in Purchaser Stock is an illiquid investment subject to transfer restrictions and represents and warrants that he or she has the financial ability to bear the economic risk of such investments;

e)	understands the shares of Purchaser Stock to be issued hereunder have not been registered with the SEC and are “restricted securities” for purposes of the Securities Act;

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f)	has such knowledge and experience in financial and business matters, including investments of the type represented by Purchaser Stock, as to be capable of evaluating the merits of investment therein;

g)	has been provided with the opportunity to ask questions of, and receive answers from, representatives of the Purchaser in order for him or her to evaluate the merits and risks of investment in Purchaser Stock; and confirms that he or she has not been furnished with any oral or written representation, warranty or information in connection with the offering of Purchaser Stock to be issued hereunder (including, without limitation, any representation or warranty regarding the valuation of Purchaser Stock), except as specifically set forth in this Agreement.

SECTION 4: COMMON PROVISIONS

Article 7.	EARN-OUT

As an additional consideration for the transfer of the Shares, the Purchaser undertakes to pay to the Transferors an additional consideration in accordance with the Articles below (the “Earn Out”).

7.1	Amount of the Earn Out

7.1.1	The Earn Out shall be based on year-over-year performance thresholds as determined below (the “Performance Thresholds”) on two periods:

a)	a twelve (12) months period after the Closing Date (“Year 1”) and,
b)	a twelve (12) months period from the end of Year 1 (“Year 2”).

The Performance Thresholds are based on the year-over-year growth of Lixoft’s US GAAP License Revenue, which means the license revenue stemming from Lixoft software products and calculated in accordance with US GAAP, being specified that (i) all license revenue stemming from Lixoft software products irrespective of whether invoiced directly by Lixoft or indirectly by the Purchaser shall be included, provided, however, that Lixoft license revenue received through the Purchaser’s current and future distribution network shall be net of any distributor discounts and commissions, (ii) any Lixoft consulting revenue, other than from software-training related consulting shall be excluded, (iii) any license revenue received from intercompany licenses shall be excluded and (iv) any potential grants received from IMI shall be included to the exclusion of any and all other grants or collaborative research projects (the “Lixoft US GAAP License Revenue”). The Lixoft US GAAP License Revenue shall be calculated by reference to the Closing Financial Statement with a target performance of 15% for Year 1 and 30% for Year 2.

Notwithstanding any contrary provision in this Article 7 (Earn Out), if year-over-year Lixoft’s US GAAP License Revenue growth in Year 1 is less than 5% or Year 2 is less than 10%, then, irrespective of the actual growth, no Earn Out Payment will be payable for such year. In addition, in the event Year 1 revenue growth exceeds 15%, the Year 2 revenue growth will be compared to a revenue growth of 15% for Year 1.

7.1.2	The calculation of the Earn Out will be determined based on a formula calculating the year-over-year growth of the Lixoft’s US GAAP License Revenue for Year 1 and Year 2. For illustration purposes, the calculation of Earn Out Payments in accordance with the principles above are set out in Schedule 7.1.2 (Earn-Out Calculation).

7.1.3	The Company’s target performance during Year 1 and Year 2 will be based on a specific revenue projection covering the twenty-four (24) months period following the Closing and a corresponding staffing and expenses plan as proposed by the Transferors and agreed by the Purchaser (the “Lixoft Forecast”), as set forth in Schedule 7.1.3 (Lixoft Forecast). Mr. Jonathan Chauvin and Mr. Jérôme Kalifa will ensure that the Lixoft Forecast will be followed in any case by any person whatsoever as it relates to expenses and staffing.

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7.1.4	The Purchaser will have final approval for all operational matters, including hiring and budget decisions, provided, however, that any modifications made to the Lixoft Forecast unilaterally by the Purchaser in its sole discretion (in particular any dismissal without cause (licenciement sans cause réelle et sérieuse) of any Key Person or any significant changes in the Lixoft’s licensing policies) that are not made in good faith and that materially and negatively affect Lixoft’s ability to license its software during the Year 1 and Year 2 shall be neutralized for purposes of calculating the Earn Out, provided, further that neither (i) new or additional consulting business that does not utilize Lixoft resources, or (ii) actions taken by the Purchaser due to Lixoft’s material underperformance, will be deemed to have a material effect on Lixoft’s ability to license its software for purposes hereof.

7.1.5	The Purchaser shall deliver to the Transferors’ Representative as soon as practicable but no later than ninety (90) days from the end of each of Year 1 and Year 2 its calculation of the Earn Out, supported by documents evidencing the amount of the relevant revenue and its evolution against the previous twelve-month period (the “Earn Out Notice”).

7.1.6	During the sixty (60) days following the Earn Out Notice, the Purchaser will provide the Transferors’ Representative with access to those documents and records within its possession or control which he may require for the purpose of reviewing the figures contained in the Earn Out Notice.

7.1.7	If the Sellers disagree with an Earn Out Notice, the Transferors’ Representative must deliver an objection notice to the Purchaser (an "Earn Out Objection Notice") no later than sixty (60) days after receipt of the Earn Out Notice, specifying in detail the reason for such disagreement and his own calculation of the relevant revenue.

7.1.8	If the Transferors’ Representative does not deliver an Earn Out Objection Notice to the Purchaser in accordance with, and within the time frame provided by in Article 7.1.7, the Transferors will be deemed to have accepted and agreed upon the Earn Out Notice in full which will therefore be final and binding on both the Purchaser and the Transferors.

7.1.9	If the Transferor’s Representative delivers an Earn Out Objection Notice, the Purchaser and the Transferor’s Representative will, within sixty (60) days following the receipt of the Earn Out Objection Notice by Purchaser(the "Earn Out Resolution Period") attempt to agree upon the items in dispute in the Earn Out Objection Notice and any such written agreement by them as to any such items will be final and binding on the Purchaser and the Transferor’s Representative.

7.1.10	If at the conclusion of the Earn-Out Resolution Period there remain items in dispute (the "Earn-Out Remaining Disputed Items"), then the Earn-Out Remaining Disputed Items may be submitted by either Party to a mutually agreed upon reputable and independent international accounting firm acting pursuant to the provision of Article 1592 of the French Civil Code (code civil) (the "Independent Accountant").

7.1.11	Should the Parties not reach an agreement on the name of the Independent Accountant to be appointed, within seven (7) Business Days after the expiration of the Earn Out Resolution Period, either Party may request the President of the Paris Commercial Court (Tribunal de commerce) acting en la forme des référés to appoint a reputable international accounting firm to act as Independent Accountant, as defined above. In the event that neither party has requested the President of the Paris Commercial Court (Tribunal de commerce) to appoint an Independent Accountant within fourteen (14) Business Days after the expiration of the Earn-Out Resolution Period, then the Earn-Out Notice will be final and binding on both the Purchaser and the Transferors.

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7.1.12	For the avoidance of doubt, the Parties agree that the Independent Accountant will not be entitled to construe or interpret this Agreement, and will, based solely on presentations made by the Transferor’s Representative and the Purchaser, or on their respective behalf, determine only the Earn-Out Remaining Disputed Items with respect to the Earn-Out Objection Notice. The procedure involving the Independent Accountant will be held in Paris and the language of procedure involving the Independent Accountant will be English.

7.1.13	The Independent Accountant’s determination will be made within forty-five (45) days of the submission by either Party to the Independent Accountant, will be set out in a written statement delivered to the Transferor’s Representative and the Purchaser and will be final and binding on the Parties, except in the case of fraud or manifest error. Before its final determination, the Independent Accountant will deliver to the Parties its provisional determination and collect their comments and observations.

7.1.14	The costs and fees of the Independent Accountant shall be borne by the Party with the furthest resulting amount of Earn-Out compared to the Independent Accountant’s Earn-Out calculation.

7.1.15	Any Earn Out Payment determined in accordance with the provisions of Articles 7.1.5 to 7.1.14 will be final and binding on the Purchaser and the Transferors.

7.1.16	Caps

The cumulated amount of the Earn Out may not exceed an amount of five million five hundred thousand ($5,500,000) US dollars, broken down as follows:

•	in relation to Year 1: two million ($2,000,000) US dollars
•	in relation to Year 2: three million five hundred thousand ($3,500,000) US dollars

7.2	Payment of the Earn Out

In relation to each of Year 1 and Year 2, the amount of the Earn Out, as determined in accordance with Article 7.1. above (the “Earn-Out Amount”), shall be allocated between the consideration of the Contributed Shares and the consideration of Sold Shares as follows, and paid by the Purchaser:

(i)	As regards to amounts of cash, within five (5) Business Days after the agreement and/or final determination of an Earn Out Amount by wire transfer of funds for same day value to such accounts of the Sellers and in compliance with the Allocation as shall have been notified to the Purchaser by the Transferors’ Representative, and

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(ii)	As regards to Earn Out New SLP Shares, they shall be issued and delivered to the Transferors within five (5) Business Days after the agreement and/or final determination of an Earn Out Amount and the shares certificates shall be delivered by the Purchaser to the Transferors upon five (5) Business Days following the relevant issuance and dated as of the date of such issuance. Any issuance of the Earn Out New SLP Shares shall be (i) rounded down to the nearest round figure to avoid any fractional shares, the Transferors being entitled to receive a cash payment in substitution of such fractional shares (such payment being rounded down to the nearest dollar), and (ii) allocated in accordance with the Breakdown to which the Contributors irrevocably consent without any recourse against the Purchaser and (iii) issued subject to the execution by each Contributor of a market stand-off agreement restricting the sale of the Earn Out New SLP Shares for a period of two (2) years after the issuance of the Earn Out New SLP Shares similar to that set forth on Schedule 7.2 (Market stand-off agreement). No cash compensation of any kind shall be paid to the Transferors in relation to the Contributed Shares, other than to satisfy payment for the rounding down fractional shares per Transferor in accordance with Schedule A (Capitalization table).

For the sake of clarity, as a consequence of the following provisions, and in relation to each of Year 1 and Year 2, the Earn Out will be allocated as follows (i) 66,67% of the Earn-Out will be exclusively paid in cash, and (ii) 33,33 % of the Earn-Out will be paid through the issuance of New SLP Shares. It is also specified that any and each Share, regardless of whether it is a Contributed Share or Sold Share, shall receive the exact same fraction of the Earn-Out, except for minor differences due to rounding.

7.2.1	Contributed-Shares Earn Out

In relation to each of Year 1 and Year 2, the proportion of the Earn Out Amount affected to the consideration of the Contributed Shares (the “Contributed Shares Earn Out”) shall be determined in accordance with the Breakdown, being specified that, any Earn Out Payment in relation with the Contributed Shares shall exclusively be made in the form of New SLP Shares.

Accordingly:

(i)	In relation to Year 1, the Transferors shall be entitled to receive a number of New SLP Shares (the “Contributed Shares Earn Out Y1 Shares”) equal to the result of the following formula:

EOY1 * CP / VWAP30

Where:

EOY1: means the Earn Out Amount due to Transferors in relation to Year 1

CP: means the proportion of Contributed Shares in the Breakdown

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(ii)	In relation to Year 2, the Transferors shall be entitled to receive a number of New SLP Shares (the “Contributed Shares Earn Out Y2 Shares”) equal to the result of the following formula:

EOY2 * CP / VWAP30

Where:

EOY2: means the Earn Out Amount due to Transferors in relation to Year 2

CP: means the proportion of Contributed Shares in the Breakdown

7.2.2	Sold-Shares Earn Out

In relation to each of Year 1 and Year 2, the proportion of the Earn Out Amount affected to the consideration of the Sold Shares (the “Sold Shares Earn Out”) shall be determined in accordance with the Breakdown, and shall be paid (i) in cash up to 66,67% of the Earn-Out Amount, and (ii) up to the balance, in Earn Out New SLP Shares, being specified that the Earn Out Amount received in consideration for the transfer of each Contributed Share and Sold Share shall be identical (other than minor differences due to rounding) and the ratio between the Earn Out New SLP Shares and cash will be identical between the Transferors.

Accordingly,

(i)        In relation to Year 1, the Transferors shall be entitled to receive

(i)	an amount of cash equal to 66.67% of the Earn Out Amount due to Transferors in relation to Year 1, and

(ii)	a number of New SLP Shares (the “Sold Shares Earn-Out Contribution Y1 Shares”) equal to the result of the following formula:

[ (33.33% * EOY1) / VWAP30 ] - CSEO1

Where:

EOY1: means the Earn Out Amount due to Transferors in relation to Year 1

CSEO1: means the number of Contributed Shares Earn Out Y1 Shares

(ii)        In relation to Year 2, the Transferors shall be entitled to receive

(i)	an amount of cash equal to 66.67% of the Earn Out Amount due to Transferors in relation to Year 2, and

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(ii)	a number of New SLP Shares (the “Sold Shares Earn-Out Contribution Y2 Shares”) equal to the result of the following formula:

[ (33.33% * EOY2) / VWAP30 ] - CSEO2

Where:

EOY2: means the Earn Out Amount due to Transferors in relation to Year 2

CSEO2: means the number of Contributed Shares Earn Out Y2 Shares

Article 8.	R&W HOLDBACK RELATED TO THE CASH PURCHASE PRICE

8.1	On Closing Date, a total amount equal to 66,67% of two million ($2,000,000) US dollars (plus the amount rounded down in Article 9.1) shall be withheld by the Purchaser from the Provisional Purchase Price payable to the Sellers (the “R&W Cash Holdback Amount”) to secure any potential payment to be made under Article 16 (Price Reduction) and Article 4.6.1 (Purchase Price Adjustment), and the Purchaser shall hold such R&W Cash Holdback Amount in accordance with the terms of this Agreement for a period of twenty four (24) months following the Closing Date (the “R&W Cash Holdback Release Date”).

8.2	If the Purchase Price Adjustment is due by the Transferors, it is expressly agreed by the Parties that the Purchaser may, at its discretion, withdraw from the R&W Cash Holdback Amount an amount equivalent to the Purchase Price Adjustment.

8.3	If the Purchaser has, in good faith, made a Claim for indemnification and has given written notice to the Transferors’ Representative of one or more Claims made prior to the R&W Cash Holdback Release Date pursuant to Article 17.1 (Claim) of this Agreement and all such Claims have not been finally resolved prior to the R&W Cash Holdback Release Date, it is expressly agreed by the Parties, that the Purchaser shall withhold from the R&W Cash Holdback Amount otherwise required to be remitted on the R&W Cash Holdback Release Date, an amount of cash that represents the Purchaser’s good faith estimate of the amount to which it would be entitled if it prevailed with respect to such Claims.

8.4	If, upon final resolution of all such Claims, the aggregate amount withheld by the Purchaser exceeds the Sellers’ final aggregate liability with respect to all such Claims and to the Purchase Price Adjustment, then the Purchaser shall deliver to the Transferors’ Representative, for the benefit of the Sellers, the R&W Cash Holdback Amount in an amount equal to such difference.

8.5	The R&W Cash Holdback Amount shall be released to the Transferors’ Representative on the R&W Cash Holdback Release Date, minus (i) any amounts released from the R&W Cash Holdback Amount to satisfy resolved Claims made by the Purchaser and (ii) the amount of the Purchase Price Adjustment. Subject to the terms and conditions herein, each Transferor shall be entitled to receive from the Transferors’ Representative, on behalf of the Purchaser, as promptly as practicable following the R&W Cash Holdback Release Date and if applicable, such later date as all Claims are finally resolved, such Sellers' pro rata portion of the remaining R&W Cash Holdback Amount.

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Article 9.	Escrow RELATED TO THE NEW SLP SHARES

9.1	Within five (5) Business Days of the Closing Date, a total amount of New SLP Shares equal to 33,33% of two million ($2,000,000) US dollars, divided by the VWAP30, rounded down to the nearest round figure to avoid any fractional shares (the “Escrowed New SLP Shares”), shall be delivered to the Transferors, and within five (5) Business Days of receipt by the Transferors, delivered to the Escrow Agent (the “Escrow”), to secure any potential payment to be made under Article 16 (Price Reduction) and the Escrow Agent shall hold such Escrow in accordance with the terms of the Escrow Agreement as set forth in Schedule 9.1 (Escrow Agreement) for a period of twenty-four (24) months following the Closing Date (the “Escrow Release Date”).

Article 10.	Condition PRECEDENT

10.1	Condition Precedent

10.1.1	The Purchaser’s obligation to acquire the Shares at Closing shall be subject to the fulfilment of every one of the following conditions in a form acceptable to the Purchaser (the “Condition Precedent”):

a)	The representations and warranties of the Transferors set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Transferors set forth in this Agreement that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Purchaser shall have received a certificate signed by The Transferors.;

b)	The Company and the Transferors shall have performed or complied in all material respects with all obligations, covenants and agreements required to be performed by it or them under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by the Transferors;

c)	Absence of any Material Adverse Change between the date of this Agreement and the Closing Date;

d)	Obtaining certified FY2019 Financial Statement in accordance with French GAAP Accounting Principles;

e)	FY2019 Financial Statement in accordance with US GAAP that are acceptable to the Purchaser,

f)	Absence of Indebtedness on FY2019 Financial Statement;

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g)	Final approval of the Transaction, this Agreement and the Closing by the Purchaser’s Board of Directors, and more generally receipt of all consents and approvals necessary to consummate the Transaction;

h)	Exercise of all the remaining BSPCEs issued by Lixoft and held by Mr. Jean-François Si Abdallah, Mr. Jonathan Chauvin and Mr. Géraldine Ayral in the proportion indicated in Schedule A (Capitalization table);

i)	Update of the shareholders’ registers (registres de mouvement de titres) and shareholders’ individual accounts (compte individuel d’actionnaires) of the Company, together with the minute books for its shareholders’ meetings (registre des procès-verbaux d’assemblées générales) and the Company’s articles of association, subsequent to the exercise of the BSPCEs held by Mr. Jean-François Si Abdallah, Mr. Jonathan Chauvin and Mrs. Géraldine Ayral;

j)	Termination of the three Shareholders’ Agreements entered into between the shareholders of the Company and the holders of BSPCEs, i.e. Mr. Jean-François Si Abdallah, Mr. Jonathan Chauvin and Mrs. Géraldine Ayral;

k)	Execution of a consulting contract with Marc Lavielle in accordance with his public agent status at INRIA, in the form substantially similar to that set forth on Schedule 10.1.1(k);

l)	Execution of valid, fully enforceable (and in particular against the Employment Administration – Pôle Emploi) and regularized employment contracts with Jérôme Kalifa and of Jonathan Chauvin’s employment contract in accordance with French Labour law, in the form substantially similar to that set forth on Schedule 10.1.1(l);

m)	Formal waiver from Mr. Jérôme Kalifa and Mr. Jonathan Chauvin, acting jointly and severally, to any claims or indemnification in any form whatsoever against the Company related to their employment contracts or consecutive to their employment contract, in particular for Mr. Jonathan Chauvin with regard to his unemployment rights (droit au chômage);

n)	Formal waiver from Mr. Marc Lavielle to any claims or indemnification relating to the Intellectual Property Rights used by the Company for the purpose of its activity;

o)	Evidence of transfer of any domain names registered in the name of Jérôme Kalifa to the Company;

p)	Evidence of registration of the Company’s incorporation before the French Trademark Office regarding the French trademark LIXOFT number n°3791722;

q)	Evidence of registration of the transfer of the trademarks MONOLIX n°3721270 and n°1052656 from INRIA to the Company before the competent Trademark Offices;

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r)	Evidence of registration of the transfer of the patent n°10/59452 on a “Method for Analysing Longitudinal Data” from INRIA to the Company before the French Patent Office;

s)	Evidence of implementation of GDPR compliance actions by the Company;

t)	Performance by the Company and the Transferors of all of their obligations under the Agreement;

u)	Execution by each of the Company’s Employees of an amendment to their respective employment agreement;

v)	The Transaction shall not require any approval, consent or ratification of the shareholders of Purchaser.

10.1.2	The Condition Precedent are provided to the sole benefit of the Purchaser with the sole exception of the Condition Precedent set forth in Article 10.1.1 c) which is provided to the benefit of both Parties. As a consequence, the Purchaser and/or the Transferors when applicable, shall be entitled to waive the Condition Precedent should it/they wish to do so, and to complete the transfer of the shares even though the Condition Precedent has not been satisfied.

10.2	Fulfilment of the Condition Precedent

10.2.1	If the Condition Precedent is fulfilled under the abovementioned terms and conditions and within the prescribed deadline, each Party undertakes to complete all the operations set forth in Article 11 (Completion) on Closing Date, under the terms and conditions set forth in the Agreement.

10.2.2	At Closing Date, the Parties agree to execute a certificate acknowledging the satisfaction, as at Closing Date, of all the Condition Precedent set out in Article 10.1 (Condition Precedent), in the form substantially similar to that in Schedule 10.2.2 (Condition Precedent Certificate).

Article 11.	COMPLETION

11.1	Date and location of Closing

11.1.1	Subject to the satisfaction of the Condition Precedent set forth in Article 10 (Condition Precedent) within the prescribed deadline, the transfer of ownership of the Shares and the completion by each Party of the operations set forth in Article 11.2 (Operation at Closing) below (the “Closing”) shall occur on April 1st 2020, or on any other date agreed upon among the Parties (the “Closing Date”).

11.1.2	The completion operations and deliveries set forth in Article 11.2 (Operation at Closing) below shall be deemed completed simultaneously. None of them shall be deemed completed as long as all others have not been completed.

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11.1.3	Closing will take place on distance or at any other location agreed to in writing among the Parties.

11.2	Operations at Closing

11.2.1	Obligations of the Transferors

At Closing, the Transferors shall deliver to the Purchaser:

(i)	duly executed share transfer forms (ordres de mouvement) in respect of the transfer of both the Sold Shares and the Contributed Shares to the Purchaser,

(ii)	duly executed tax transfer forms (formulaire Cerfa n°2759) in respect of the Sold Shares,

(iii)	updated shareholders’ registers (registres de mouvement de titres) and shareholders’ individual accounts (compte individuel d’actionnaires) of the Company, together with the minute books for its shareholders’ meetings (registre des procès-verbaux d’assemblées générales) evidencing the exercise of the BSPCE;

(iv)	a company search (“extrait KBis”) which is less than two (2) days old and a certified true copy of the updated Company’s articles of association following the exercise of the BSPCE as at Closing Date;

(v)	a certificate of non-bankruptcy (“certificat de non faillite”) and a complete statement of all inscriptions of whatever nature that may be obtained from the clerk of the Commercial Court in the district where the Company is registered confirming that no privileges, pledges, notices or oppositions have been registered which are not more two (2) weeks old and certified by the Transferor’s Representative as up to date;

(vi)	a certificate executed and delivered by the Transferors, dated as of the Closing Date, stating that no Material Adverse Change has occurred between the date of this Agreement and the Closing Date; in the form substantially similar to that in Schedule 11.2.1(vi) (Closing Certificate);

(vii)	a correct and complete certified copy of the FY2019 Financial Statement prepared in accordance with the French GAAP Accounting Principles;

(viii)	a correct and complete copy of the FY2019 Financial Statement prepared in accordance with US GAAP;

(ix)	the corporate documentation evidencing the termination of the three (3) Shareholders’ Agreements entered into between the shareholders of the Company and Mr. Jean-François Si Abdallah, Mr. Jonathan Chauvin and Mrs. Géraldine Ayral as holders of BSPCEs;

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(x)	the corporate documentation evidencing the exercise of BSPCE held by Mr. Jean-François Si Abdallah, Mr. Jonathan Chauvin and Mrs. Géraldine Ayral;

(xi)	the signed resignation letter of Mr Jérôme Kalifa from his office as President of the Company;

(xii)	the duly executed employment contracts to be entered into with Mr. Jonathan Chauvin and with Mr. Jérôme Kalifa in accordance with French Labour Law as set forth on Schedule 10.1.1(l);

(xiii)	the duly executed consulting contract with Marc Lavielle in accordance with his public agent status at INRIA as set forth on Schedule 10.1.1(k);

(xiv)	the formal waiver from Mr. Jérôme Kalifa and Mr. Jonathan Chauvin, acting jointly and severally, to any claims or indemnification in any form whatsoever against the Company related to their employment contracts or consecutive to their employment contract, in particular for Mr. Jonathan Chauvin with regard to his unemployment rights (droit au chômage);

(xv)	formal waiver from Mr. Marc Lavielle to any claims or indemnification relating to the Intellectual Property Rights used by the Company for the purpose of its activity;

(xvi)	execution by each of the Company’s Employees of an amendment to their existing individual employment agreement;

(xvii)	evidence of transfer of any domain names registered in the name of Jérôme Kalifa to the Company;

(xviii)	evidence of registration of the Company’s incorporation before the French Trademark Office regarding the French trademark LIXOFT number n°3791722;

(xix)	evidence of registration of the transfer of the trademarks MONOLIX n°3721270 and n°1052656 from INRIA to the Company before the competent Trademark Offices;

(xx)	evidence of registration of the transfer of the patent n°10/59452 on a “Method for Analysing Longitudinal Data” from INRIA to the Company before the French Patent Office;

(xxi)	evidence of implementation of GDPR compliance actions by the Company as set forth on Schedule 11.2.1(xxi) (GDPR Memorandum);

(xxii)	certificate evidencing that all consents and approvals necessary to consummate the Transaction have been received;

(xxiii)	Lixoft Forecast provided for by Mr. Jonathan Chauvin and Mr. Jérôme Kalifa;

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(xxiv)	executed market stand-off agreement restricting the sale of the New SLP Shares for a period of two (2) years after the Closing, in the form substantially similar to that set forth on Schedule 7.2 (Market stand-off agreement);

(xxv)	executed Escrow Agreement in the form substantially similar to that set forth on Schedule 9.1 (Escrow Agreement);

(xxvi)	confirmation from the Transferor’s Representative satisfactory to Purchaser that the step by step plan regarding the issuance of New SLP Shares has been fulfilled as set forth on Schedule 11.2.1 (xxvi) (Step by step plan regarding the issuance of New SLP Shares);

(xxvii)	a properly completed and duly executed IRS Form W-8BEN for purposes of Purchaser’s compliance with United States income tax laws as set forth on Schedule 11.2.1 (xxvii) (IRS Form W-8BEN); and,

(xxviii)	all other documents reasonably required to be delivered by Transferors on or prior to the Closing Date pursuant to this Agreement.

11.2.2	Obligations of the Purchaser

At Closing Date, the Purchaser shall pay to the Sellers by wire transfer the Cash Closing Payment in accordance with Article 4.3.1 and issue New SLP Shares in accordance with Article 5 (Contribution of the Contributed Shares) and Article 9.1 and provide the Contributors with the share certificates corresponding to the relevant New SLP Shares within five (5) Business Days from the Closing Date.

At Closing, the Purchaser shall deliver or cause to be delivered to the Sellers and/or Contributors the following:

(i)	the Cash Closing Payment, by wire transfer in accordance with Article 4.3.1 and issue New SLP Shares in accordance with Article 5 (Contribution of the Contributed Shares) and Article 9.1;

(ii)	the share certificates, dated on Closing Date, corresponding to the relevant New SLP Shares within five (5) Business Days from the Closing Date;

(iii)	the executed Lixoft Forecast provided for by Mr. Jonathan Chauvin and Mr. Jérôme Kalifa;

(iv)	duly executed tax transfer forms (formulaire Cerfa n°2759) in respect of the Sold Shares,

(v)	the duly executed employment contracts by the legal representative of the Company, to be entered into with Mr. Jonathan Chauvin and with Mr. Jérôme Kalifa in accordance with French Labour Law as set forth on Schedule 10.1.1(l);

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(vi)	the duly executed consulting contract by the legal representative of the Company, with Marc Lavielle in accordance with his public agent status at INRIA as set forth on Schedule 10.1.1(k);

(vii)	executed Escrow Agreement, in the form substantially similar to that set forth on Schedule 9.1 (Escrow Agreement), and;

(viii)	executed market stand-off agreement restricting the sale of the New SLP Shares for a period of two (2) years after the Closing, in the form substantially similar to that set forth on Schedule 7.2 (Market stand-off agreement); and

(ix)	all other documents reasonably required to be delivered by Purchaser on or prior to the Closing Date pursuant to this Agreement.

Article 12.	Management Between SIGNING DATE and CLOSING DATE

12.1.1	During the period from the date hereof to the Closing Date, except as may be (i) contemplated elsewhere in this Agreement, or (ii) consented to in writing by the Purchaser, the Transferors and the Company undertake to ensure that the Company:

(i)	shall carry out its activities in the normal and ordinary course of its business consistently with past practice;

(ii)	complies with its Tax duties, does not hire any employee and does not enter into any agreement that could not be terminated without notice and without penalty on Closing Date;

(iii)	does not amend its by-laws, except for amendments required by change of law and for the exercice of the BSPCEs;

(iv)	does not modify its accountancy methods and practices;

(v)	does not sell the Assets and Intellectual Property Rights either tangible or intangible or any rights of any kind and does not purchase any assets;

(vi)	does not grant any right over or in relation with any Asset either tangible or intangible of the Company;

(vii)	does not transfer, grant exclusive licenses, or grant any Charge on any Intellectual Property Rights owned by the Company to any third party;

(viii)	does not subscribe any loan, does not create any other kind of Indebtendness and does not grant securities to third parties;

(ix)	shall not issue new shares save as required in the framework of the exercise of the BSPCEs, amortize the shares, resolve to or complete any distribution to the shareholders;

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(x)	shall not terminate, cancel, waive, amend nor materially default under any contract, lease, agreement, license or other commitment or arrangement to which any of them was or is a party, other than in the ordinary course of business;

(xi)	shall, upon reasonable notice, afford, to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser reasonable access during normal business hours, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request, and the Company and the Transferors shall make available to Purchaser the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Purchaser may reasonably request;

(xii)	shall each use their best efforts to take all appropriate action to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate the Transaction, including, without limitation, using their best efforts to obtain all consents, waivers, approvals, authorizations or orders of Governmental Authorities and parties to contracts (including material contracts) with the Company, and the Company shall make all filings including, without limitation, all filings with Governmental Authorities required in connection with the authorization, execution and delivery of this Agreement by the Company and the Transferors, and the consummation by the Company and the Transferors of the Transaction and to fulfil the conditions to the Transaction ;

(xiii)	until the earlier of the Closing Date or the termination of this Agreement, the Company and the Transferors shall not (and the Company and the Transferors shall cause their affiliates, officers, directors, employees, representatives and agents, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any person or group (other than Purchaser, any of their affiliates or representatives) concerning any Acquisition Proposal. The Company and the Transferors shall not enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company and the Transferors shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and the Company and the Transferors shall request (or if it has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with efforts to sell the Company. The Company and the Transferors shall promptly notify Purchaser of the existence of any proposal or inquiry received by the Company or the Transferors, and the Company and the Transferors shall promptly communicate to Purchaser the terms of any proposal or inquiry which any of them may receive (and shall immediately provide to Purchaser copies of any written materials received by the Company or the Transferors (or a summary of all material terms if oral) in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry;

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For the purpose of this provision “Acquisition Proposal” means any proposal or offer made by any person or entity other than Purchaser or an affiliate of Purchaser to acquire all or a substantial part of the business or properties of the Company or any shares of the Company, whether by transaction, tender offer, exchange offer, sale of assets, recapitalization or similar transactions involving the Company, division or operating or principal business unit of the Company;

(xiv)	until the earlier of the Closing Date or the termination of this Agreement, the Company and the Transferors shall give prompt notice to Purchaser if any of the following occurs after the date of this Agreement: (a) any notice of, or other communication relating to, a breach, default, or event which with notice or lapse of time or both could become a breach or default, under any material contract; (b) receipt of any notice or other communication from any Person alleging that the consent of such person is or may be required in connection with the Transaction; (c) receipt of any notice or other communication from any Governmental Authority in connection with the Transaction; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect or any representation or warranty to be breached in any material respect; (e) the commencement or threat of any litigation or government investigation involving or affecting the Company or any of its properties or assets; (f) notice of any cancellation or material change in any insurance maintained by the Company, and (g) the occurrence of any event that, had it occurred prior to the date of this Agreement would have constituted a Material Adverse Change. The delivery of any notice pursuant to this clause or otherwise after execution of this Agreement shall not be deemed to cure any breach of any representation, warranty, or covenant or limit or affect the remedies of the party receiving the notice;

(xv)	upon the terms and subject to the conditions hereof, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement; and

(xvi)	does not take any commitment to the effect of the foregoing.

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Article 13.	Undertakings of the TRANSFERORS

13.1.1	After Closing Date, each Transferor hereby irrevocably waives any and all claims against the Purchaser or the Company in his capacity as a former holder of Company Shares, except pursuant to this Agreement.

13.1.2	Non-Competition and Non-Solicitation

Each Key People undertakes that it will not and procures that any of its Connected Persons or Entities will not during a three (3) years period starting on the Closing Date, directly or indirectly, in Europe:

(i)	carry on, be engaged in or be economically interested in any business in, which is of the same or similar type to the Business of the Company as now carried on and which is or is likely to be in competition with the Business of the Company as now carried on;

(ii)	canvass or solicit any person, firm or company who has within three (3) years until and including Closing Date been a regular customer of the Company in relation to the Business; or

(iii)	induce or seek to induce any present senior employee or consultant of the Company to resign from his position with a view to be engaged or employed by any Key People or any Transferors’ Connected Persons or Entities.

For the avoidance of doubt, it is agreed that part of the Purchase Price compensates financially the Key People as regards to the undertakings set out in this Article 13.1.2 (Non-Competition and Non-Solicitation).

Article 14.	Representations and warranties of the Transferors

The representations and warranties made and given, jointly but not jointly and severally (conjointement mais non conjointement et solidairement), by the Transferors in Article 14 (“Representations and Warranties”) constitute for the Purchaser an essential and fundamental condition of its consent to the Sale and Contribution of the Shares. Consequently, the Transferors make the following representations and grant the following warranties. The Transferors represent and warrant to the Purchaser that each of the following representations and warranties, including the Schedules to which they refer, are true and correct as at the Signing Date and that they continue to be true and correct until and including the Closing Date.

Any fact or item disclosed under this Agreement or any Schedule hereto shall not constitute an exception to any Representation and Warranty (Déclaration) unless such fact or item is expressly and directly disclosed as an exception to such specific Representation and Warranty (Déclaration) in which case said disclosure shall not release the Transferors from their indemnification obligations under Article 16 (Price Reduction), unless and to the extent this release is expressly provided for in said disclosure. An exception to a specific Representation (Déclaration) shall be deemed as a disclosure to any and all Representations (Déclaration) of this Article 14, but any release from indemnification provided in relation to such exception will not extend to disclosures to any other Representations (unless such other Representation also contains a specific release).

For the avoidance of any doubt it is specified that each Transferors’ Warranty is separate and independent and is not limited by reference to any other paragraphs of Article 14 (Representations and Warranties of the Transferors) or by anything in this Agreement, unless provided otherwise, as above mentioned.

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14.1	Capacity and Powers of the Transferors – Non-contravention

14.1.1	Each of the Transferors has the capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. No authorization or consent (from any third party, tutor or court) is required to enter into this Agreement and transfer the Shares hereunder.

14.1.2	No Transferor is or has ever been during the last ten (10) years a U.S. citizen, U.S. lawful permanent resident (green card holder) or U.S. income tax resident.

14.1.3	This Agreement and all other documents to be executed in accordance with it to which each of the Transferors is a party constitute, or will when executed constitute, valid and binding obligations of each Transferor enforceable against him in accordance with its terms.

14.1.4	The execution and delivery of and the performance by the Transferors of their obligations under this Agreement and any other documents to be executed by the Transferors under this Agreement will not:

(a)	result in any breach of any provision of the articles of association of the Company; or other organizational documents or,

(b)	result in any breach of contract the effect of which would materially impair the ability of one or several Transferors to perform their obligations pursuant to this Agreement;

(c)	result in a breach of any applicable order, judgment or decree of any Governmental Authority.

14.2	Incorporation – Existence of the Company

14.2.1	The Company has been properly incorporated and has a legal existence pursuant to the laws and regulations applicable in France.

14.2.2	The Company has not been nor is subject to a request for invalidation or pre-insolvency or insolvency proceedings nor any request or court decision for dissolution, and there is not any reason for the Company to be subject to such proceedings.

14.2.3	Until and including Closing Date, the Company’s extract K. bis, the articles of association, the corporate books and records comply with the Laws and are true and accurate, complete and up-to-date, except as set out in Schedule 14.2.3.

14.2.4	The minutes, reports and registers required by the Laws and/or the articles of association (statuts) of the Company have been duly prepared and are true and accurate, complete and up-to-date. These documents are in the possession of the Company and comply with the applicable Laws and articles of association except as set out in Schedule 14.2.4.

14.2.5	The decisions taken and undertakings given by the president of the Company have been validly taken or given by the president. The publication, filing, registration or other formalities relating to the decisions taken by the president of the Company have been made in accordance with the Laws except as set out in Schedule 14.2.5.

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14.3	Share Capital and Shares

14.3.1	Each Transferor shall be on the Closing Date the lawful owner of the number of Shares indicated opposite its name in Schedule A (Capitalization Table) free and clear of any Charges, escrow or seizure of whatever kind and or not subject to any dispute, request or claim.

14.3.2	The Transferors have full ownership of the Shares representing the entire share capital and voting rights of the Company. The Company has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever other than the BSPCEs that will be exercised at the Closing Date; and there are no options or other agreements or undertakings pursuant to which the Company is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever.

14.3.3	There is no contract or agreement relating to the Shares of the Company which would bind the shareholder of the Company with third parties.

14.4	Share interest

14.4.1	The Company has no subsidiary or share interest in any other entity whatsoever.

14.4.2	The Company has never held and is not holding any position of corporate officer and/or director of any company or third-party entity.

14.4.3	The Company did not and does not hold any interest in any company, partnership, GIE, "société en participation" or any other entity in which the liability of the shareholders or members is not limited to their contributions. The Company has never carried out any act that may be qualified as de facto management of an enterprise.

14.5	Effect of the transfer of Shares subsequent to the Contribution and Sale of the Shares

14.5.1	The transfer of Shares to the Purchaser will have no effect on the legal situation of the Company or the Company’s rights and obligations in respect of third parties and in particular will not:

(a)	violate any Law, Authorisation, articles of association, administrative, legal, or arbitration decision or any contractual obligation of the Company, except as set forth in Schedule 14.5.1 (a);

(b)	increase any contractual obligations of the Company, restrict the Company’s contractual rights or result in a right for any third party to rescind, terminate or modify any agreement or contractual obligations towards the Company;

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(c)	increase any obligations or restrict any rights under an Authorisation or modify, suspend or revoke any Authorisation applicable to the Company or the Assets;

(d)	result in the challenge of any financial benefit, including any grant (subvention), bonus (prime) or exemption, except as set out in Schedule 14.5.1(d);

(e)	trigger the early repayment of any bank or credit facility or any other deferred payment granted to the Company;

(f)	cause the modification, termination or rescission of any insurance policy;

(g)	give rise to an obligation to pay a bonus or indemnify any of the Employees of the Company;

(h)	result in the challenge of any right or tax benefit or give rise to an obligation to pay any Tax other than the stamp duty (“droits d’enregistrement”) of one per cent (0.1%) due on the transfer of the Shares;

(i)	entitle any person to be released from any guarantee, warranty, comfort letter or any other similar undertaking that has been granted as a security (“sûreté”) or as a guarantee for any undertakings of the Company;

(j)	entitle any person to request a guarantee (“caution”), warranty, comfort letter or any other similar undertaking from the Company; and

(k)	cause a Charge to be created or registered over the Assets and the Intellectual Property Rights of the Company.

14.6	FY2019 Financial Statement – Closing Financial Statement

14.6.1	The FY2019 Financial Statement set forth on Schedule B (FY2019 Financial Statement) gives in all respects an accurate, true and present fair view of the assets, liabilities, results and financial position of the Company and of the Business and the profit and losses of the Company as of 31 December 2019, except as set out in Schedule 14.6.1. The FY2019 Financial Statement has been drawn up in accordance with the French GAAP Accounting Principles on a consistent basis throughout all periods involved.

14.6.2	To the Knowledge of Transferors, the Company has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) the transactions are executed in accordance with management’s general or specific authorizations; (ii) revenue is recognized in accordance with French GAAP Accounting Principles; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

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14.6.3	The Closing Financial Statement shall give a true and fair view of the assets, liabilities, results and financial position of the Company as of Closing Date. The Closing Financial Statement shall be drawn up in accordance with US GAAP except as set out in Schedule 14.6.3.

14.6.4	At the Closing Date, the Company does not have any debt or liabilities or obligations of any nature (and no such obligations or liabilities will be created as a result of the Transaction), whether accrued or contingent, arising out of any transaction entered into, or of any fact occurred, on or prior to the Closing Date and, in particular, any commercial, Tax, administrative or social security obligation, nor any fee, Tax, interest, penalty and fine related thereto, nor any off-balance sheet liabilities (guarantees, options, letters of comfort, etc.), except as set out in Schedule 14.6.4 and except as and to the extent which shall be disclosed or reserved for in the Closing Financial Statement.

14.6.5	All of the books of account and other accounting records of the Company required by the Laws have been kept by the Company, are up-to-date and are in the possession of the Company.

14.6.6	The corporate accounts for the fiscal years prior to the Closing Date have been properly approved by the shareholders of the Company.

14.7	Off-balance Sheet Commitments

14.7.1	The Company has not granted any off-balance sheet commitment and in particular has not granted or entered into:

(a)	any guarantee undertaking granted in favour of a third party (including a company or its shareholders, partners or Employees), such as a guarantee (“caution ou aval”) or a comfort letter;

(b)	any undertaking to assign an Asset as guarantee for the payment of a debt of the Company or a third-party (including to the shareholders, partners or the Company’s Employees), such as a charge, pledge or mortgage (“hypothèque”);

(c)	any undertaking relating to financial products or derivatives (including options, swaps, hedges, futures, caps or collars) the settlement of which is at a date in the future;

(d)	any undertaking for deferred or conditional payment, including payments of an additional or revised price, or payments pursuant to warranties given in connection with the acquisition or transfer of an Asset (including securities or properties);

(e)	any undertaking in respect of pensions, additional retirement payments (“compléments de retraite”) and any similar indemnities granted to their Employees; or

(f)	any property financial leases or financial leases.

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14.8	Rights to Assets

14.8.1	The Company has full ownership rights upon all assets either tangible or intangible which shall be disclosed in the FY2019 Financial Statement and in the Closing Financial Statement (the “Assets”). There is no existing encumbrance, pledge, mortgage or any other security registered on any of these Assets.

14.8.2	All tangible assets are in good working, repair and maintenance condition, except for normal wear and tear, and are not affected by any noticeable defect which could affect their normal operation.

14.9	Leased Property

14.9.1	The Lease relating to the Leased Property is valid and enforceable against the Company and third parties. The Company has complied with its obligations under such Lease.

14.9.2	The Company has paid the rent, charges, fees, Taxes and any other amounts due under the Lease.

14.9.3	The Company has not received any notification concerning the termination, modification, or cancellation of a Lease regarding the Leased Property. The lessor of the Leased Property may not and will not be able to request the termination or cancellation of the Lease as a result of an act or omission of the Company until and including to the Closing Date.

14.10	Borrowing – Loans

14.10.1	As of the Closing Date, the Company does not have any Indebtedness or credit facilities or bank facilities granted by financial institutions, except as otherwise stipulated in the Agreement in relation with the Purchase Price Adjustment.

14.10.2	The Company has not benefited from a cancellation of debt with provision for repayment in the event that the Company’s financial situation subsequently improves (“abandon de créances avec clause de retour à meilleure fortune”).

14.11	Compliance with Laws – Authorizations

14.11.1	The Company has obtained the necessary Authorisations required to operate its business, as currently operated until the Closing Date, and use its Assets. The Assets benefit from the Authorisations necessary for the use to which the Assets are intended. To the Knowledge of the Transferors, these Authorisations are currently valid and there are no circumstances that could result in the modification, non-renewal, suspension or cancellation of these Authorisations.

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14.11.2	The Company does not fall in the scope of paragraph III of Section R.151-3 of the French Code Monétaire et Financier as coming into force on April 1st, 2020.

14.11.3	Neither the Transferors nor the Company have received any written notice to the effect that the conduct of the Business currently operated by the Company until the Closing Date is not in compliance with any applicable Laws or regulations and more generally the Company is in material compliance with all applicable Laws and regulations.

14.12	Agreements

All the material agreements relating to the Business are listed in Schedule 14.12 (“Material Agreements”).

14.12.1	The agreements to which the Company is party are valid and binding on the parties thereto. The entering into or performance of these agreements does not breach any Law or Authorisation, or any administrative, judicial or arbitration decision nor any other contractual obligation undertaken by the Company. The necessary formalities required to ensure that these agreements are enforceable towards third parties have been validly performed, except as set out in Schedule 14.12.1.

14.12.2	The agreements to which the Company is party are the subject of appropriate legal documentation allowing the Company to exercise and enforce its rights under these agreements.

14.12.3	There are no circumstances likely to (i) result in the nullity or early termination of these agreements, (ii) permit a third party to request an early payment or make the Company or its Employees liable in respect of these agreements, or (iii) affect the performance or the renewal of these agreements. The Company has not been informed by its suppliers or customers of the possible termination or diminution of their business relationships, whether immediately or in the future, including as a result of the acquisition of the Shares by the Purchaser.

14.12.4	The Company is not a party to an agreement which:

(a)	is of an unusual or abnormal nature, with regards to the ordinary course of business;

(b)	might force the Company to accept fixed purchase prices or restrictions to its commercial freedom in the future;

(c)	could result in unlimited or joint and several liability;

(d)	has the effect or purpose of sharing profits or revenues with third parties or the payment of commissions or other remuneration calculated by reference to profit or turnover;

(e)	has a competitor of the Company as a party to it or otherwise connected with it;

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(f)	confers exclusivity;

(g)	contains a change of control provision;

(h)	contains a non-compete or exclusivity obligation.

(i)	involves the French Government or any other State administration, except as set out in Schedule 14.12.4(i);

(j)	involves brokers and finders.

14.13	Litigation

14.13.1	As of the Closing Date, there are no judicial, administrative or arbitration proceedings involving the Company or threatened in writing (a) against the Company, except as set out in Schedule 14.13.1, or (b) that question the validity of the Agreement or any of the ancillary documents, or any action taken or to be taken by the Transferors in connection with this Agreement or any of the ancillary documents.

14.13.2	No proceedings or settlements over the last four (4) years have occurred and no investigation or proceeding is outstanding or anticipated that is likely to lead to a claim, proceeding, or arbitration of any kind, including, without limitation regarding to service or product liability, except as set out in Schedule 14.13.2.

14.14	Insurance policies

14.14.1	All Assets currently owned by the Company, that have to be insured, pursuant to the Law, have at all times been and are insured to:

(a)	amounts that are sufficient for all Laws, regulations or agreements that the Company is a party to or bound by; and

(b)	their full replacement value against fire and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

14.14.2	To the Knowledge of the Transferors, the Business has at all times been and is adequately covered against accident, physical loss or damage, business interruption, third party liability (including product liability), environmental liability (to the extent that insurance is reasonably available), and other risks normally covered by insurance by companies carrying on similar business or owning assets of a similar nature.

14.15	Employees

14.15.1	The Company has complied with the Laws relating to employment and social security and with the applicable collective bargaining agreements (“conventions collectives”) except as set out in Schedule 14.15.1. The Company has not received any written comments, formal demand or reassessment notice from any authority responsible for employment and social security Laws.

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14.15.2	The Company has paid the contributions payable to social and healthcare schemes and social security bodies. Such contributions have been paid in the prescribed form and on time, except as set out in Schedule 14.15.2.

14.15.3	An exhaustive list of the Employees of the Company is set out in Schedule 14.15.3 (List of Employees) together with the name, job title, date of commencement of employment, the current annual gross salary, the bonuses and any other benefits for each Employee. The Company has not undertaken or agreed to employ any person. For the last two years neither the Transferors nor the Company has:

-	made any significant amendment to the terms and conditions of employment (other than increases of salary or benefits in the ordinary course of business) of any Employee;

-	provided or agreed to provide any gratuitous payment or benefit to any Employee or any of his dependants;

-	engaged or appointed any employee not defined as an Employee in Schedule 14.15.3 (List of Employees);

-	experienced an increase in work related accidents leading to an indemnification of the relevant employee by the competent social security administration.

14.15.4	No Employee or former employee of the Company benefits or has benefited from any share-based, profit-based or other incentive arrangements, except as set out in Schedule 14.15.4.

(i)	The Company is not liable for any social security contributions arising out of any awards or bonuses granted to Employees which are not fully accrued and accounted for in the Accounts.

(ii)	The Company’s practices are compliant with the applicable laws and regulations regarding social contributions. The Company is not liable for unpaid social contributions in case of control by the competent authorities, particularly the URSSAF, until and including Closing Date, except as set out in Schedule 14.15.4(ii).

14.15.5	The Company is not liable for any infringing practice to the prescriptions of French law in this field, and in particular to the working time scheme of two hundred and eighteen (218) days per year, in case of control by the competent authorities and in case of claims of the employees in this respect, particularly the URSSAF, until and including Closing Date, except as set out in Schedule 14.15.5.

14.15.6	The Company has not undertaken to grant to their current or previous Employees any benefits other than those provided by the employment contracts, the collective bargaining agreements and business agreements (“accords d’entreprise”), except as set out in Schedule 14.15.6.

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14.15.7	The salaries, commission and other remuneration together with the reimbursement of any expenses owed to their Employees have been paid in full by the Company and are tax deductible, except as set out in Schedule 14.15.7.

14.15.8	The Company is not involved in any dispute or negotiation with any of its Employees or any trade union or other organisation formed for a similar purpose and there are no circumstances, to the knowledge of the Transferors, (including the completion of the transfer of the Shares) which are likely to give rise to any such dispute.

14.15.9	None of the Company' subcontractors or independent consultants has any right against the Company to claim that they must be categorised as actual employees of the Company as a result of their current or past relations with the latter.

14.16	Tax regulations

14.16.1	The Company has been solely resident for Tax purposes in its country of incorporation and has never had a permanent establishment, office or fixed place of business in another Tax jurisdiction.

14.16.2	Since the FY2019 Financial Statement, the Company has not engaged in any transaction or arrangement, and no event has occurred, giving rise to any liability for Tax, except for Taxes pertaining to the transactions entered into in the ordinary course of business.

14.16.3	The Company has prepared all required Tax Returns, declarations and other documents relating to any Taxes in accordance with the Laws, and each such Tax Return (i) is correct and complete in all material respects, and (ii) has been timely filed with the appropriate Governmental Authority in accordance with the Laws, in France and in any other jurisdictions, except as set out in Schedule 14.16.3.

14.16.4	The Company has complied with required time limits, kept all documents as required by the Laws and kept documents required to justify any right or advantage relating to Taxes except as set out in Schedule 14.16.4.

14.16.5	The Company has duly and punctually paid Taxes (whether or not shown on a Tax Return) to the extent that the same ought to have been paid and has made full provision or reserve in the Closing Financial Statement for the amount of Taxes that are payable or liable to be payable in respect of any financial period or year prior to the Closing Date in accordance with the Laws except as set out in Schedule 14.16.5.

14.16.6	The Company is not, nor has been in the past, subject to any verification, investigation or inspection by the authorities competent for Tax matters. The Company has not received any notice of verification, reassessment, notification or any other dispute concerning Taxes and there are no circumstances that might result in any such verification, reassessment or other dispute, except as set out in Schedule 14.16.6.

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14.16.7	The Company has not received any written notice of a claim by any Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and the Company does not file and is not required to file any franchise, income or other Tax Return in any jurisdiction other than its country of incorporation except as set out in Schedule 14.16.7.

14.16.8	The accounting value of the assets and liabilities of the Company corresponds to the tax value of such assets and liabilities.

14.16.9	All transactions or arrangements involving any of the Company have taken place or are in existence on an arm’s length basis, and no such transaction or arrangement is such that any Tax Authority could successfully raise a transfer pricing issue or anormal act of management with respect to such transaction or arrangement. The Company has not taken part in any scheme which may be successfully challenged on the basis of any anti-avoidance rule (such as an abuse of rights “abus de droit” under French Tax Legal Requirements or any equivalent under any other applicable Legal Requirement). The Company does not hold, either directly or indirectly, interests in a controlled foreign company as defined in article 209 B of the French Tax Code (Code général des impôts) or any equivalent under any other applicable Law. The Company has not taken part in any operation or transaction involving a state or territory that was at the time considered to be a non-cooperative state or territory (Etat ou territoire non coopératif) as defined in Article 238-0 A of the French Tax Code (Code général des impôts) or any equivalent under any other applicable Law.

14.16.10	The Company does not qualify as a predominantly real estate company within the meaning of article 726, I, 2° of the French Tax Code (Code général des impôts).

14.16.11	The Company does not act or has never acted as a representative of any other person with respect to any Tax ("représentant fiscal"), and the Company has no obligation under any other agreement or arrangement with any other person with respect to which it has agreed to accept liability for Taxes of such other person, including any liability for Taxes as a transferee or successor, by contract or otherwise.

14.16.12	The Transferors are not aware of any circumstance that is not disclosed in writing to the Purchaser that renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to buy the Company or the price at or terms upon which the Purchaser would be willing to purchase it.

14.16.13	The Company fulfils the conditions set forth by the French tax legislation to benefit from the Research and Development (R&D) tax credit (Crédit Impôt Recherche) until and including Closing Date. The Closing of the Transaction will not, per se, make the Company ineligible to the Research and Development (R&D) tax credit (Crédit Impôt Recherche).

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14.16.14	Mr. Jérôme Kalifa’s employment contract cannot entail the repayment of any sum received by the Company within the framework of the Crédit d’Impôt Recherche and Jeune Entreprise Innovante (JIE) tax status, except as set out in Schedule 14.16.14.

14.16.15	All Taxes to be withheld and remitted by the Company have been duly withheld and timely withheld and remitted in full to the appropriate Governmental Authority, and the Company has complied with all information, reporting and withholding obligations in accordance with applicable Law. No withholding of Tax is required by any Governmental Authority in connection with the transactions contemplated by this Agreement, except as set out in Schedule 14.16.15.

14.16.16	There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company.

14.16.17	The Company has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

14.17	Intellectual property and software rights

14.17.1	The list of all registered and unregistered Intellectual Property Rights owned or controlled by the Company (including the Company’s Software Solutions) is set out in Schedule 14.17.1. (“Owned Intellectual Property Rights”). This list indicates, as applicable, the registration of such rights in France, overseas and internationally when such registration is required by the applicable legislation. With respect to each item of Owned Intellectual Property Rights which is the subject of an application, registration or recordation of the corresponding Intellectual Property Rights, all necessary fees, payments and filings have been timely submitted to the relevant Governmental Authority or registrar, and all other actions have been timely taken to maintain each such application, registration or recordation in full force and effect.

14.17.2	All of the Owned Intellectual Property Rights are:

(i)	legally and beneficially solely and exclusively owned by the Company;

(ii)	legally valid and enforceable;

(iii)	not being infringed or attaked or opposed by any person except as set out in Schedule 14.17.2(iii);

(iv)	not being subject to any invalidation proceedings except as set out in Schedule 14.17.2(iv);

(v)	not subject to any Charge or any exclusive license or authority in favor of another person;

(vi)	not affected or has not been affected by claims or intellectual property applications that, if pursued or granted, might significantly affect the accuracy of Article 14.17.

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14.17.3	The Company is the sole and exclusive owner, free from all Charges, of all Intellectual Property Rights arising out of the Company’s Software Solutions (including the MONOLIX solution).

14.17.4	The Company owns, free from all Charges, or has valid licenses to use, all Intellectual Property and Intellectual Property Rights used by the Company or which are otherwise required or necessary to carry on the Business. There has been no challenge to the use by the Company of Owned Intellectual Property Rights or any other Intellectual Property or Intellectual Property Rights used by the Company or which are otherwise required or necessary to carry on the Business. The Company (i) has not received any claim based on the fact that the Company is infringing, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any person; or (ii) has not received from any person in the past three years any written allegation contesting the scope, validity or enforceability of the Owned Intellectual Property Rights or Business IP, and/or alleging that the operation of the Business or the development, use or sale of the Company’s Software Solutions are infringing, missapropriating or otherwise violating any Intellectual Property Rights of any person and to the Knowledge of the Transferors, there is no basis for any such claim. No person is, to the Knowledge of the Transferors, infringing, missapropriating or otherwise violating any Owned Intellectual Property Rights or using without permission any Intellectual Property owned by the Company.

14.17.5	The Company has taken all reasonable steps to maintain the confidentiality of all trade secrets and each employee, independent contractor or any third party who is or was involved in the creation or development of any Intellectual Property on behalf of the Company has signed a written agreement pursuant to which such employee, independent contractor or third party has (i) agreed to hold all confidential information of the Company in confidence both during and after their employment or retention, as applicable; and (ii) presently assigned to the Company all of their right, title and interest in and to the Intellectual Property created or developed by such Person for the Company and all related Intellectual Property Rights. More specifically, no employee, independent contractor or any third party has any interest in the Business IP or Business IT.

14.17.6	The Company uses commercially reasonable measures to protect its Confidential Information. No such Confidential Information has been disclosed or permitted to be disclosed to any person (except in the ordinary course of business and in each case, under a binding written agreement containing confidentiality and non-use obligations), and all such Confidential Information held outside the Company is subject to contractual confidentiality obligations to which the Company is party and able to enforce.

14.17.7	The Transferors warrant that the list of domain names, as set out in Schedule 14.17.1 (Owned Intellectual Property Rights) is accurate and complete.

14.17.8	Licensed Business IP

There is no Business IP other than the Owned Intellectual Property Rights.

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14.17.9	Sufficiency of Business IP

(a)	The Owned Intellectual Property Rights comprise all the rights and interests in Intellectual Property necessary or convenient for the carrying on of the Business as it is presently conducted and is reasonably anticipated to be conducted following the Closing.

(b)	The transactions contemplated in this Agreement do not result in a breach of or give any third party a right to terminate or vary any of the Business IP used by the Company for the purposes of the operation of the Business as it is presently conducted or is reasonably anticipated to be conducted following the Closing. Further to completion of the transactions contemplated in this Agreement, the Company will be able to freely use all the Business IP.

14.17.10	Licensed Business IT

(a)	Each of the Business IT is owned by or licensed to the Company.

(b)	The Business IT (including the Company IT systems) (i) are in satisfactory working order and meet current capacity; (ii) have appropriate security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring, and to ensure if such event does occur it does not cause material disruption to the business of the Company; (iii) is configured to minimize the effects of viruses and other malicious code; and (iv) has not, in the five (5) years prior to the date hereof, failed to any material extent or otherwise suffered any error, breakdown, failure or security breach that has caused material disruption or damage to the business of the Company, and the data that the Company processes has not been corrupted to any material extent.

(c)	The present capacity and performance of the Business IT is sufficient to satisfy the current and reasonably projected business requirements (including requirements as to data volumes) of the Company.

(d)	The Business IT is provided under written contracts with the Company and each such contract:

(i)	is in full effect, no notice having been given by either side to terminate it; and

(ii)	is and has been fully complied with by both parties with and no disputes about them have arisen or are foreseeable.

(e)	The Company has in place reasonable procedures that:

(i)	prevent unauthorized access to and the introduction of viruses into the Business IT;

(ii)	take and store off-site back-up copies of the software and data in the Business IT; and

(iii)	ensure that the business of the Company can continue without significant disruption in the event of breakdown or performance reduction of the Business IT.

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(f)	If the persons providing maintenance or support services for the Business IT cease to provide such services, the Company has all the necessary rights and information to:

(i)	continue to maintain and support the Business IT; or

(ii)	have a third party maintain and support the Business IT.

14.17.11	Intellectual Property and employee rights

The Company has not received any written claim or, to the Knowledge of the Transferors, oral claim, against the Company under any agreement or under any law providing for employee compensation for or employee ownership of any right or interest in any Business IP and Business IT.

14.17.12	Intellectual Property and Transferor rights

The Transferors undertake not to claim ownership of any right or interest in any Business IP or Business IT, nor to challenge the validity of such Business IP and Business IT.

14.17.13	No assertion of moral rights

No moral rights have been asserted or are likely to be asserted which would affect the use of any Business IP or Business IT.

14.17.14	Loss of Intellectual Property rights

None of the following is likely to result in a breach of, or give any third party a right to terminate or vary, any license to use any Business IT:

(a)	entering into this Agreement;

(b)	complying with this Agreement; or

(c)	completion of this Agreement.

14.17.15	Source code and public domain software

As regards the Company Software Solution:

(a)	the Company has all applicable rights to such software;

(b)	no such software has been sold, licensed or otherwise transferred to any third party in source code format;

(c)	neither the Transferors in respect of the Business nor the Company have disclosed, nor are aware of any disclosure by any third party of, the source code of software to any third party, other than under a binding agreement with a reputable escrow agent on the escrow agent’s standard terms and any such source code has not been released, and;

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(d)	All open source software development used by the Company is fully segregable and independent from the proprietary computer software of the Company such that it can be replaced without materially affecting the functionality of such proprietary computer software, and no open source software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with such proprietary computer software, or combined with such proprietary computer software in any way that would trigger any distribution obligation. The Company has not made any improvements or changes to any open source software that would constitute improvements that the Company would be obligated to share with the open source community, nor has any of the proprietary computer software of the Company been based on any open source software. None of the Company Software Solution is covered by any copyleft licensing program and the Company’s use and distribution of the Company Software Solution, as currently and previously conducted by the Company, does not give rise to any obligation to transfer the rights of ownership in any Intellectual Property Right of the Company to a third person, or require the Company to make any Intellectual Property available to the public for free or to make any public disclosure or general availability of source code that is covered by any Business IP.

14.18	Data Protection

14.18.1	Except as set out in Schedule 14.18.1, the Company is in compliance with the data protection laws and regulations applicable in France including the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”) and the French data protection law n° 78-17 of 6 January 1978, as modified by the Ordonnance n° 2018-1125 of 12 December 2018 and has not received any notice or allegation alleging that they have not complied with any material applicable data protection Laws.

14.19	Environmental Matters

14.19.1	To the Knowledge of the Transferors, the Company took all measures to comply with all Environmental Laws in force at the Signing Date and at Closing Date.

14.19.2	The Company is currently not in receipt of any written claim, written demand, notice, formal notice or complaint alleging violation of, or liability under, any Environmental Laws.

14.20	Relations with the Transferors

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14.20.1	Neither the Transferors nor the Transferors’ Connected Persons or Entities:

(a)	hold any good or Asset, or any right, either individually or jointly, directly or indirectly, in whole or in part, that the Company must use, exercise or benefit from in order to carry on all or part of its businesses;

(b)	hold any claim against or are indebted to the Company, are able to exercise a right against the Company, whether currently or in the future, or owe any obligation to the Company, except as set out in Schedule 14.20.1 (b);

(c)	control, individually or jointly, directly or indirectly, in whole or in part, an Entity which operates businesses (including non-core businesses) similar to those of the Company or is in business relationships with the Company;

(d)	have granted any guarantee in connection with liabilities of the Company, nor do they benefit from any guarantee granted by the Company in respect of any of their liabilities; and

(e)	have entered into or agreed to enter into any agreement with the Company, including in the normal course of business and on arms-length terms.

14.21	Events having occurred since 1 January 2020

Since 1 January 2020:

(a)	the Company has operated its businesses and activities in the ordinary course of business in accordance with past practice and the Company has not made any decision or waived any rights outside the ordinary course of business;

(b)	no liability or obligation has been entered into or assumed by the Company other than in the ordinary course of business;

(c)	other than payroll and payroll related expenses or the acquisition bonuses being paid to the Company’s employees at Closing, no expenditure, including investment expenditure, has been made by the Company for an amount greater than twenty-five thousand euro (EUR 25,000), except as set out in Schedule 14.21 (c);

(d)	the Company has not sold or agreed to sell any Assets or acquired or agreed to acquire any assets or interests in an Entity in each case for an individual amount greater than twenty-five thousand euro (EUR 25,000);

(e)	the Company has not modified or agreed to modify, in any manner whatsoever, the remuneration or benefits granted to its Employees (other than in the ordinary course of business), except as set out in Schedule 14.21 (e). No change regarding the Employees of the Company has occurred including a recruitment, resignation or dismissal;

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(f)	the Company has not entered into any contract, commitment or agreement whatsoever, other than the contracts entering into in the ordinary course of business and entered into under conditions consistent with the market practice;

(g)	the Company has not terminated, cancelled, waived, amended nor materially defaulted under any contract, lease, agreement or other commitment or arrangement to which it was or is a party, other than in the ordinary course of business;

(h)	the Company has not undertaken any off-balance sheet commitment, guarantee or warranty and has not granted any Charge over its Assets;

(i)	the Company has not changed its internal organisation or its relationships with clients, suppliers and other commercial partners;

(j)	the Company has not settled any Litigation;

(k)	no change in the accounting practices and methods of the Company has occurred and the Company has not revalued any of its Assets or cancelled any debt;

(l)	the Company has not approved or agreed to (i) make any distribution of dividends (whether interim or final), profits or reserves (ii) share an Asset, (iii) make any partial liquidation or other distribution to its shareholders or partners, or (iv) reduce its share capital except; ok

(m)	the Company has not issued any securities giving rights, directly or indirectly, over its share capital, participated in any merger, partial hive-down (“apport partiel d’actifs”) or de-merger or been transformed into any other corporate form except as set out in Schedule 14.21 (m);

(n)	the Company has not taken any commitment to the effect of the foregoing.

Article 15.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

15.1	Capacity of the Purchaser

15.1.1	The Purchaser has been duly incorporated and registered and validly exists in accordance with its applicable Laws and its constitutive documents. There is no cause or request for the nullity or winding up, nor any other cause or request likely to affect the existence of the Purchaser or its ability to carry on its business.

15.1.2	The Purchaser represents and warrants to the Transferors that the Purchaser is not in administration proceedings ("état de cessation des paiements") and is not subject to a voluntary liquidation procedure; the Purchaser represents and warrants further that it is not and has not been subject to any proceeding whether or not criminal which restricts the Purchaser from purchasing the Shares in accordance with the terms of this Agreement and that its directors and other corporate officers are not subject to any criminal proceedings restricting them from exercising the powers or functions they may exercise on behalf of the Purchaser.

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15.1.3	The Purchaser has full capacity to enter into this Agreement, to perform its obligations under this Agreement and to benefit from the rights contained herein.

15.1.4	The Purchaser represents and warrants that the signing of this Agreement has been duly authorised by its corporate bodies and that this Agreement constitutes an agreement that is binding on it in accordance with its terms.

15.1.5	Neither the performance by the Purchaser of its obligations hereunder, nor the consummation of the sale of Shares contemplated herein:

(i)	conflicts with or violates any provision of its by-laws or any of its corporate governance document;

(ii)	violates, conflicts with or results in the breach of any contract to which it is a party; or

(iii)	constitutes a violation by it of any laws or regulations.

15.2	Capitalization

As of January 9, 2020, the authorized capital of the Purchaser consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 17,643,339 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued or outstanding. All such shares of capital stock of the Purchaser have been duly authorized and validly issued, and are fully paid and nonassessable, and have been issued in all material respects in compliance with all applicable federal and state securities Laws.

15.3	Valid Issuance of Shares

All of the shares of Purchaser Stock to be issued to the Transferors pursuant to this Agreement shall, when issued in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, and none of such shares of Purchaser Stock shall be subject to any preemptive rights. Immediately prior to their issuance, all shares of Purchaser Stock to be issued to the Transferors pursuant to this Agreement had the status of authorized but unissued shares and no shares of Purchaser Stock to be issued to the Transferors pursuant to this Agreement have ever been issued by the Purchaser or held as treasury stock.

15.4	No Stockholder Vote

No vote of the holders of any class or series of capital stock of the Purchaser is necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the issuance of shares of Purchaser Stock to the Transferors in connection with the Contribution.

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15.5	Tax matters

15.5.1	The Purchaser declares and acknowledges he is informed that the Contribution must be eligible for the provisions of art. 150-0 B of the ‘Code Général des Impôts’ (‘sursis d’imposition’).

15.5.2	The Purchaser declares and acknowledges he is subject to the US equivalent of the French corporate tax under ordinary conditions.

15.5.3	The Purchaser declares and acknowledges he has and will not involve for this operation and its consequences any third party established in a tax-privileged state.

Article 16.	PRICE REDUCTION

16.1	Principle

16.1.1	The Transferors agree to indemnify jointly and severally (conjointement et solidairement) the Purchaser, as a reduction of the Purchase Price (the ”Guaranty”), of any current, actual and direct damage (dommage actuel, direct et certain) or loss, any liability, including fines, penalties or late payment interests whatever may be the nature thereof, as well as any loss, damage, Tax charge, or decrease in the value of the assets, claim or expenditure, including any court costs and counsels' fees directly or indirectly reasonably incurred by the Company or the Purchaser; arising from (“Loss”):

(i)	any non-compliance, omission or inaccuracy of any of the Representations and Warranties provided for under Article 14 (Representations & Warranties of the Transferors) and Article 6 (U.S. Securities Laws Representations);

(ii)	any Identified Issues set forth in Schedule C (Identified Issues);

(iii)	any breach of Article 12 (Management between Signing and Closing) pursuant to this Agreement;

(iv)	any breach of any undertaking of the Transferors pursuant to Article 13 (Non-Competition and Non-Solicitation) of this Agreement;

(v)	any Indebtedness of the Company existing prior to the Closing, to the extent such Indebtedness has not been included in the Purchase Price Adjustment;

(vi)	any Transaction Expenses, to the extent such transaction expenses are not deducted with regard to the Purchase Price Adjustment;

(vii)	any Specific Identified Issues set forth in Schedule D (Specific Identified Issues).

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16.1.2	The Transferors further undertake to indemnify the Purchaser as a reduction of the Purchase Price of the full damage suffered by the Purchaser and/or the Company as a result of any breach of the commitments of the Transferors according to the terms of Article 14.21 (Events having occurred since 1st January 2020) of this Agreement, and which would moreover not be indemnified under Article 16.1.1 (Price Reduction – Principles) above.

16.2	Net Loss

In order to determine the amount of the reduction of the Purchase Price payable by the Transferors on the basis of the Guaranty (the “Price Reduction”), Losses shall be calculated as follows:

(i)	Any tax reassessment which would solely result in transferring the burden of the tax from one financial year to another financial year shall only be taken into account to the extent of financial costs, late-payment interest and penalties, if any, relating to the transfer of the tax burden, provided that such transfer of the tax burden entails for the relevant fiscal year an effective tax reduction.

(ii)	If the event which constitutes the grounds for the Purchaser’s claim is covered by an insurance policy, the Transferors shall only indemnify the Purchaser for the amount of the Loss which would finally be borne by the Company or the Purchaser after receipt of the insurance payment (net of the expenses, deductibles, increases in premiums and taxes possibly incurred by the Company in relation with the said payment); however, if the Company has not effectively received any insurance payment on the date on which the Transferors are hereunder obliged to pay the Purchaser, the Transferors shall pay an amount equal to the Loss due in the absence of insurance policy, provided that the Purchaser shall pay back to the Transferors a sum equal to the insurance payment (after deduction of all expenses, deductibles, increases in premiums and taxes) once the Company shall have received it within the limit however of the indemnity effectively paid by the Transferors under the relevant event.

(iii)	The absolute value in excess of $50,000 of the Negative Purchase Price Adjustment, if any, will be deducted from the amount of any potential Price Reduction in accordance with Article 4.6.2;

(iv)	The potential reduction by the decreases in liabilities and increases in assets as compared to what would be shown in the financial statements, by way of set-off. It is also specified that all disposals will not, in the event of capital losses, constitute reductions in assets from Price Reduction by way of set off;

(v)	In the event of value added tax, adjustments relating to tax actually deducted or recovered from third parties will not be considered as a Loss, and only the amount of fines, penalties and/or default interest will be withheld.

(vi)	For the avoidance of doubt, no Loss shall be indemnified more than once, even if it results from the breach of more than one representation or warranty of the Transferors. In particular, any indemnification due with respect to any Specific Identified Issue will be exclusive of any other indemnification under the representations and warranties of Transferors.

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Article 17.	Notification procedure and payment of the PRICE REDUCTION

17.1	Claim

17.1.1	Any event likely to constitute a Loss shall be notified in writing by the Purchaser to the Transferors within ninety (90) calendar days following the date on which the Purchaser have had knowledge of the occurrence of this event (a “Claim”). If so required under the circumstances (by way of example, in the case of summary proceedings (“référé”) or notice paired with an imperative deadline to answer), the Purchaser shall endeavor to send its Claim to the Transferors in due course.

Failure to notify a Claim within the aforementioned deadlines shall not release the Transferors from their obligation to proceed with the Price Reduction or limit Purchaser’s rights hereunder, unless the absence of notification of the Claim within the above deadlines has materially prejudiced the Transferors thereby. In this case, the Transferors shall be released from their obligation to pay the Price Reduction under the Claim concerned only up to the Loss they shall have suffered as a result of the said failure.

Any Claim shall (i) contain the documents necessary for informing the Transferors which are in the Purchaser’s possession, (ii) contain a reasonably detailed description of the object and amount of the Claim (or an estimate thereof for information purposes if this amount cannot be assessed on the day of the Claim), and (iii) state the reasons why the Guaranty at the reasonable best judgment of the Purchaser is enforced as well as the representation which is challenged.

The Purchaser shall allow the Transferors access, during normal business hours and without that access disturbing its normal and standard operation, to the accounts, tax documents and other documents or archives relating to the Company and/or the Property with respect to the Claim for period prior to the Closing Date for consultation purposes; provided that no such access shall be provided for any attorney-client privileged information. These searches shall be conducted by the Transferors, at their own expense, it being agreed that the Transferors shall be subject to a strict confidentiality obligation.

17.1.2	Answer deadline by the Transferors

The Transferors’ Representative shall have sixty (60) calendar days as from the receipt of the Claim including all the aforementioned elements in order to notify in return to the Purchaser any opposition with respect to the Claim, this deadline may be shorter as stated below.

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Upon the receipt of a Claim relating to a third party claim against the Company or the Purchaser imposing a response deadline (by way of example, a tax reassessment or lawsuit notice), the Transferors’ Representative shall respond to the Purchaser five (5) calendar days at the latest before the expiry of said deadline.

If the Transferors’ Representative does not notify their position within the aforementioned deadlines, this absence of answer shall be deemed to constitute an acceptance of the Claim, which shall become final and binding.

17.1.3	Third Party Claim

If the Claim is based on court, administrative or arbitration proceedings instituted by any third party against the Company or the Purchaser, the defense of the interests of the Purchaser or the Company (as the case may be) shall be conducted by the Purchaser as stated below.

The Purchaser and/or the Company shall freely ensure their defense in accordance with the following provisions:

(i)	Upon the Transferors’ Representative request, a counsel of their choice (whose fees shall be borne by the Transferors) shall assist the counsel selected by the Purchaser and/or the Company to ensure the follow-up “in real time” (i.e. allowing him to take part in the discussions and decisions) of the Claim and the defense of their interests.

(ii)	The Purchaser shall be entitled to enter into a settlement agreement with respect to the dispute concerned.

(iii)	The Transferors shall be entitled to refuse the settlement agreement provided they undertake to bear the entire amount which would be eventually incumbent upon the Company under the relevant Claim; provided however that the defense against such Claim is conducted by Purchaser in accordance with the terms hereof.

In any event, the Purchaser conducting the defense of the interests of the Company (the “Defendant”), it shall comply with the following provisions:

(i)	The Defendant shall regularly keep the Party who is not the Defendant (the “Other Party”) informed in due course of the dispute and its evolution and shall act consistently with the Company’s best interests. The Defendant shall diligently provide the Other Party with all related means of proof as well as the documentation received or issued in the context of the proceedings and shall transmit this information in due course so that the Other Party shall be in a position to make any suggestion as to the line of action that it deems advisable to adopt; provided that no attorney-client privileged documents or communications shall be provided hereunder.

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(ii)	The Other Party’s reasonable suggestions shall be taken into consideration to the extent they are consistent with the Company’s best interests, it being specified that in the event that the Transferors’ Representative has suggested that a third party claim be settled based on the terms of a bona fide settlement proposal from such third party and that the Purchaser has refused to enter into such a settlement agreement by accepting the terms of such bona fide settlement proposal, the Transferors’ obligations to indemnify Purchaser under this Agreement shall be limited to the amount of the bona fide settlement proposal, provided that the totality of the terms of that settlement proposal must have been reasonable at the time taking into account the Purchaser’s best interests, including, without limitation, its interest in operating as a global company.

(iii)	In terms of Taxes, the Transferors shall be informed in writing by the Purchaser or by the Company as soon as practicable of the receipt of any tax audit or tax reassessment notice so that the Transferors shall be in a position to be represented by an attorney during these audits and during any meeting with the representatives of the relevant authorities.

17.2	Payment

17.2.1	Notwithstanding anything in this Agreement to the contrary, if the Purchaser has given written notice to the Transferors of one or more Claims made prior to the R&W Release Date pursuant to Article 16.1 (Price Reduction) of this Agreement and all such Claims have not been resolved prior to the R&W Release Date, the Purchaser shall withhold from:

(i)	the remaining R&W Cash Holdback Amount otherwise required to be remitted on the R&W Cash Holdback Release Date an amount of cash that represents 66,67% of the Price Reduction as calculated herein above with respect to such Claims; and/or,

(ii)	the remaining Escrowed New SLP Shares otherwise required to be remitted on the Escrow Release Date, a number of Escrowed New SLP Shares with a value equal to 33,33% of the Price Reduction as calculated herein above with respect to such Claims.

17.2.2	For the purpose of calculation of the quantity of New SLP Shares to be transferred as an indemnification, the valuation of the New SLP Shares shall be their valuation at the relevant issuance date of such shares, as set forth in Article 9.1.

17.2.3	Any payment due to the Purchaser with respect to Article 17 after the R&W Release Date shall be paid in cash.

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17.2.4	If, upon final resolution of all such Claims, the aggregate amount withheld by the Purchaser is greater than the Transferors’ aggregate liability with respect to all such Claims and the Purchase Price Adjustment, then the Purchaser shall deliver to the Transferors,

(i)	the R&W Cash Holdback Amount in an amount equal to such difference in accordance with the Allocation;

(ii)	the Escrowed New SLP Shares in a consideration equal to such difference, being specified that the Escrowed New SLP Shares shall be allocated between the Contributors in the proportions and in the amounts set forth in accordance with the Allocation to which the Contributors irrevocably consent without any recourse against the Purchaser.

When a sum is due by the Transferors under the foregoing conditions and after the R&W Release Date, the Purchaser shall send a request for payment to the Transferors (“Payment Request”).

17.2.5	Payment shall be made to the Purchaser or, at the Purchaser’s option, to the Company within the following deadlines:

(i)	if the Payment Request has been made with respect to a third party claim, and regarding which an enforceable court decision (“decision exécutoire”) has been rendered for which the appeal has no suspensive effect, or a court decision has been given provisional enforcement, or a final settlement agreement has been entered into under the aforementioned conditions, the payment shall occur within ten (10) Business Days as from the receipt of the Payment Request and;

(ii)	with respect to any other Claim, within ten (10) Business Days as from the receipt of the Payment Request, and in case of objection upon final settlement of the dispute in accordance with Article 18.14 by a definitive court decision (decision insusceptible de recours).

17.2.6	However, if the Claim has been raised with respect to a payment requested by the competent authorities with respect to Taxes, payment shall occur five (5) calendar days before the date on which the relevant payment shall be made by the Purchaser or the Company. Upon any tax reassessment, the payment date may be postponed, in the event the relevant authorities have granted a deferment of payment. The Purchaser or the Company shall apply for this deferment of payment only to the extent the Transferor so requests it and implements at its own expense and in due course the guarantees possibly required by the competent authorities.

17.2.7	It is expressly agreed between the Parties that, due to the joint and several (conjointe et solidaire) liability of the Transferors, the Purchaser may request to any Transferor to pay all the sums due by any other Transferor with respect to the Guaranty.

17.2.8	For the avoidance of doubt, any amount due by any Transferor to Purchaser under this Agreement (including any indemnification due with respect to any Identified Issues or Specific Identified Issue) shall, notwithstanding any provision hereof to the contrary, be satisfied out of the Escrowed New SLP Shares and the R&W Cash Holdback, in the respective proportion of 33,33% and 66,67%, until the Escrowed New SLP Shares and R&W Cash Holdback have been delivered in full to Purchaser.

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17.3	De minimis, threshold and cap

17.3.1	The Transferors shall only be liable for Losses under Article 16.1.1(i) the amount of which per Loss is equal to or greater than seven thousand five hundred ($ 7,500) US dollars, it being understood that Losses arising from common, connected or similar origins the amount of which per Loss is less than this threshold, will be treated as a single Loss for the purpose of calculating whether this threshold is met.

17.3.2	The Transferor shall not be liable for a Price Reduction under Article 16.1.1(i) unless and until the aggregate amount of the Losses equals or exceeds one hundred thousand ($100,000) US dollars in which case the Transferors shall be liable for the payment of the aggregate amount of the Price Reduction from the first dollar as compensation for the Loss and previous Losses not yet indemnified.

17.3.3	The total amount of indemnification for which the Transferors may be liable under:

(i)	Article 16.1.1(i), Article 16.1.1(ii) and Article 16.1.1(iii) shall not exceed a total sum of two million ($2,000,000) US dollars,

(ii)	The Tax Identified Issues shall not exceed a total sum of seven hundred and fifty thousand ($750,000) US dollars,

(iii)	The Labour Identified Issues shall not exceed a total sum of five hundred thousand ($500,000) US dollars for any Claim made during a 24-month period starting from the Closing Date and two hundred and fifty thousand ($250,000) US dollars for any Claim made after the expiration of such 24-month period, and

(iv)	Article 16.1.1(iv) through Article 16.1.1(vi) and the Core Warranties shall not exceed the Purchase Price and the Total Stock Consideration minus any irrecoverable taxes borne by Transferors in connection with the Transaction.

being specified the total amount of indemnification for which the Transferors may be liable under this Agreement, may not exceed the total sum of the Purchase Price and the Total Stock Consideration minus any irrecoverable taxes borne by Transferors in connection with the Transaction. For avoidance of doubt, the amounts described in subsections (i) – (iii) above are separate and not inclusive.

17.3.4	The de minimis and thresholds limitations provided in Articles 17.3.1 through 17.3.2. shall not be applicable:

(i)	In case of fraud and/or fraudulent misrepresentation (“dol”) on behalf of the Transferors;

(ii)	For any Claims related to Tax matters in accordance with Article 14.16;

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(iii)	In case of breach of any undertaking of the Transferors pursuant to Article 12 (Management between Signing and Closing) and Article 13 (Non-Competition and Non-Solicitation) of this Agreement;

(iv)	In case of Indebtedness of the Company existing prior to the Closing, to the extent such Indebtedness has not been included in the Purchase Price Adjustment;

(v)	In case of Transaction Expenses, to the extent such transaction expenses are not deducted with regard to the Purchase Price Adjustment;

(vi)	With regard to Core Warranties, the Specific Identified Issues and the Identified Issues.

Accordingly, the Transferors shall pay to the Purchaser by means of price reduction, from the first US dollar and for an amount covering all related Losses.

17.3.5	Except for specific performance, the Guaranty shall be in lieu of any other warranty whether in contract, tort or otherwise.

17.4	Deadlines for Claims

17.4.1	Any Claims under Article 16.1.1(i), 16.1.1(ii), 16.1.1(iii), 16.1.1(v) and 16.1.1(vi) may give rise to indemnification only if notified by the Purchaser to the Transferors prior to the expiration of a twenty-four (24) month period following the Closing Date, or, for Claims related to Tax matters in accordance with Article 14.16 and Employment law matters in accordance with Article 14.15, within three (3) months following the expiration of the applicable statute of limitations.

17.4.2	Any Claim under the Article 16.1.1(iv) may give rise to indemnification only if notified by the Purchaser to the Transferors within three (3) months following the expiration of a three (3) years period following the Closing Date.

17.4.3	Any Claim under the Labour Identified Issue and the Tax Identified Issue may give rise to indemnification only if notified by the Purchaser to the Transferors within three (3) months following the expiration of the applicable statute of limitation.

17.4.4	If any Claim is asserted prior to the termination of the representation, warranty or indemnification obligation, the rights of Purchaser shall continue with respect to such Claim until the resolution and satisfaction thereof even if not finally resolved until after such termination.

17.4.5	Any Claim in relation to a breach of any of the Core Warranties, or in case of fraud and fraudulent misrepresentation (“dol”) on behalf of the Transferors, may give rise to indemnification only if notified by the Purchaser to the Transferors prior to the expiration of a ten (10) years period following the Closing Date.

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17.4.6	If a Claim under Article 16.1.1(i) trough Article 16.1.1(vii) is based upon a liability which is contingent only, the Transferors shall not be liable to indemnify the Purchaser until such contingent liability rises to an obligation to make a payment (but the Purchaser has the right under Article 17 to issue a notification with respect to the Claim before that time). For the avoidance of doubt, the fact that the liability may not have become an actual liability by the applicable deadlines shall not exonerate the Transferors from the relevant Loss, provided the Claim was properly notified before such deadline.

17.5	Set-off Right

Subject to the provisions of Article 17.2.8, the Purchaser may set-off any payment due to the Transferors (including any Earn-Out Payment) against any indemnification Claim against the Company or the Transferors under this Agreement provided that such indemnification Claim is actually due under this Agreement.

17.6	Transferors’ Representative

17.6.1	The Transferors, acting jointly and severally, hereby irrevocably appoint Jérôme Kalifa (the " Transferors’ Representative"), as agent under a mandat d’intérêt commun, to give and receive all notices and other documents until the Closing Date. The Transferors’ Representative shall also act as agent to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Transferors under this Agreement and, more generally, to exercise the rights of the Transferors on their behalf under this Agreement whether prior to or after the Closing. Any decision or act taken by the Transferors’ Representative under this Agreement shall bind all the Transferors.

17.6.2	As a result of this Article 17.6.1, it is acknowledged by each Transferor and the Purchaser that whenever this Agreement refers to a right exercisable by the “Transferors”, a Transferor will not be entitled to act individually.

17.6.3	The Transferors’ Representative shall promptly inform the Transferors of any notices it receives from the Purchaser pursuant to this Agreement.

17.6.4	The Transferors’ Representative shall not bear any liability whatsoever, to the Transferors, in its capacity as agent of the Transferors under this Agreement.

17.6.5	The Transferors’ Representative or its successors may at any time notify the Purchaser and the Transferors that it does not wish to continue to act as agent for all or part of the Transferors provided however that the termination of a Transferors’ Representative appointment will not be effective vis-à-vis the Purchaser unless and until a new Person is designated as Transferors’ Representative under this Agreement.

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Article 18.	General provisions

18.1	Confidentiality

This Agreement is confidential between the Parties. Consequently, the Parties agree to keep this Agreement confidential and more generally not to disclose any information directly or indirectly in relation to this Agreement, unless the disclosure is required by Law or by regulations.

18.2	Announcements

All announcements made in connection with this Agreement and the transaction contemplated herein shall be the subject of a consultation between the Parties and, (notwithstanding such announcement is a legal requirement), a prior agreement between the Purchaser and the Transferors, which agreement shall not be unreasonably withheld by the Transferors.

18.3	Cooperation

Each of the Parties hereby undertakes to make every effort to take all measures or to ensure that all measures necessary or useful are taken in a timely manner for the completion of the transaction provided for in this Agreement. The cooperation will end at Closing Date, except and in respect of the powers of each Party after the Closing Date, in the event that after the Closing Date, any additional measures are necessary or desirable for the completion of the transaction contemplated herein, the Parties shall take all such measures, or shall ensure that they are taken.

18.4	Entire Agreement

This Agreement (including its Schedules) represents the entire agreement existing between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements of the Parties with respect to the subject matter hereof.

18.5	Waivers and amendments

No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the Parties hereto. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

18.6	Headings

The headings in this Agreement are for convenience of reference only and shall not be deemed in themselves to have any contractual value or particular interpretation. Except as indicated otherwise, references made in this Agreement to articles, sections, subsections and exhibits are made to articles, sections, subsections and exhibits of this Agreement.

18.7	No Hardship

Each Party waives any right it may have pursuant to Article 1195 of the French Civil Code and accepts in particular that it shall have no right to renegotiate this Agreement or claim for judicial amendment or termination of this Agreement, including in case of unforeseen circumstances at the date of this Agreement which would render the performance of this Agreement particularly onerous for such Party.

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18.8	Severability

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.9	Notifications and communications

All notices and communications provided for herein shall be deemed to have been duly given if delivered to the following addresses:

If to the Purchaser:

Simulations Plus Inc

Attn.: Shawn O’Connor

42505 10th Street W.

Lancaster, CA 93534

*****

with copy for information to:

Louisa Igoudjil

EY Société d’Avocats

Tour First

*****

*****

*****

*****

*****

and

Dennis J. Doucette, Esq.

Procopio, Cory, Hargreaves & Savitch, LLP

*****

*****

*****

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If to the Transferor Representative

Jérôme Kalifa

*****

*****

with copy for information to:

Arnaud Demont

Ebl Lexington avocats

*****

*****

*****

*****

or to such other addresses as the addressees shall indicate in accordance with the provisions of this Article. All notices or communications shall be in writing and (i) hand delivered against a receipt signed and dated by the addressee, or (ii) sent by registered mail with return receipt requested, and shall be deemed to have been received on the date stated on the receipt by the addressee for hand delivery, or the next day after the date of the postmark on the receipt of mailing, for registered mail.

18.10	Tax Matters

18.10.1	The Purchaser declares and acknowledges he was duly informed of the intercalary nature of the Contribution and the need for the Transferors to meet the conditions of article 150-0 B of the CGI ‘Code Général des Impôts’.

18.10.2	Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns of the Company that are due after the Closing Date for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date that are filed after the Closing Date. “Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

18.10.3	Purchaser, the Company and the Transferors shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Action, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and the Transferors agree to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any governmental authority. Purchaser and Transferors further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

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18.10.4	Except for the registration fees (droits d’enregistrement) to be paid in connection with the Transaction and for which Purchaser shall be solely responsible, Purchaser, the Company and the Transferors acknowledge that the Transaction is intended to be a taxable purchase of shares for U.S. income tax purposes. Notwithstanding anything to the contrary contained herein, the Purchaser makes no representations or warranties to the Company or to any of the Transferors regarding the Tax treatment of the Transaction in France, in the U.S. or in any other countries, or any of the Tax consequences to the Company or to any Transferors of this Agreement or of the Transaction. The Purchaser and the Transferors acknowledge that they are relying solely on their own Tax advisors in connection with the Tax implications of the Agreement and the Transaction.

18.10.5	Each Transferor acknowledges that for so long as such Transferor is a U.S. nonresident alien for U.S. income tax purposes, any dividends that may be paid with respect to such Transferor’s New SLP Shares may be subject to withholding tax under U.S. or other applicable laws, and the Transferors authorized and agree to any such required withholding.

18.11	Costs

The Purchaser and the Transferors shall each be responsible for payment of all fees and costs respectively incurred in connection with this Agreement and the operations contemplated herein, including the fees and disbursements of their respective financial advisors, accountants and attorneys.

Registration fees due in connection with this Agreement shall be paid by the Purchaser.

18.12	Exchange rate provisions

All the payment made under this Agreement will be made under US Dollars.

If, for the purposes of calculating the Provisional Consideration, the Provisional Purchase Price, the Purchase Price, Contribution and the Earn Out, fluctuations in the prevailing exchange rates between USD and EUR came to result in a fluctuation of more than 10% of the exchange rate  from USD to EUR between (i) the monthly average rate applicable thirty (30) days prior to the Closing Date and (ii) the respective date of each of any payment related to Purchase Price, Contribution and Earn Out, the Parties agree that the amounts due under the Purchase Price, the Sold-Shares Earn-Out (in cash) and the amounts on which the number of New SLP Shares to be issued under the Contribution, the Contributed Shares Earn-Out and the Sold-Shares Earn Out is calculated will be amended to reflect such fluctuation, in an amount to be discussed in good faith by the Parties.

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18.13	Termination

18.13.1	General provisions

This Agreement may be terminated at any time prior to the Closing, notwithstanding approval thereof by the shareholders of the Company:

a)	by mutual written consent of Purchaser and the Transferors’ Representative;

b)	by either Purchaser or the Transferors’ Representative, if a court of competent jurisdiction or Governmental Authority shall have issued a no appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction (provided that the right to terminate this Agreement under this Article shall not be available to any party who has not complied with its obligations under Articles 12.1.1(xii) and 12.1.1(xv) and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

c)	by the Purchaser or the Transferors’ Representative, in the event of the occurrence of a Material Adverse Change (a “Terminating Breach”).

18.13.2	Effect of Termination

In the event of the termination of this Agreement, (a) this Agreement shall forthwith become void and have no further force or effect, and (b) the parties shall have no further liability under this Agreement; provided, that if this Agreement is terminated by a party because of a Terminating Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations hereunder, the terminating party’s right to pursue all legal remedies and the other party’s liability in respect thereof shall survive such termination unimpaired. Notwithstanding the foregoing, the obligations of the parties contained in this Article shall survive any such termination.

18.14	Governing Law and Disputes

This Agreement shall be governed by the laws of France, except for those agreements / documents relating to the issuance of New SLP Shares and Earn Out New SLP Shares which will be governed by the federal laws of the United States and the laws of the State of California. All disputes arising in connection with this Agreement, including its interpretation or performance, shall be submitted to the sole jurisdiction of the Commercial Court of Paris and, as to appeals, to the Cour d’Appel of Paris.

18.15	Electronic execution

The Parties hereby agree to sign electronically this Agreement in accordance with the provisions of articles 1366 et seq. of the French Civil Code (“Code civil”), through the service provider DocuSign who will ensure the security and integrity of the digital copies of this Agreement in accordance with the electronic signature Laws. Each Party hereby undertakes to take all appropriate measures to ensure that the electronic signature of this Agreement is made by its representative duly authorized for the purposes hereof. Each Party hereby acknowledges and agrees that its signing of this Agreement via the abovementioned electronic process is made in full knowledge of the technology implemented, its relating terms of use and the electronic signature Laws, and, accordingly, hereby irrevocably and unconditionally waives any right such Party may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of its intention to enter into this Agreement in this respect.

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Executed on 2020, March 31 in one (1) original copy, pursuant to articles 1375, 1366 and 1367 of the French Civil Code.

/s/ Shawn O’Connor Simulations Plus Inc Represented by Shawn O’Connor	/s/ Jérome Kalifa Jérome Kalifa
/s/ Marc Lavielle Marc Lavielle	/s/ Kaelig Chatel Kaelig Chatel
/s/ Jean-François Si Abdallah Jean-François Si Abdallah	/s/ Jonathan Chauvin Jonathan Chauvin
/s/ Géraldine Ayral Géraldine Ayral	/s/ Jérome Kalifa Lixoft Represented by Jérome Kalifa
/s/ Pablo Lavielle Pablo Lavielle	/s/ Oriana Lavielle Oriana Lavielle

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